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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant To Section 14(a) of
The Securities Exchange Act of 1934 (Amendment No.        )

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Avista Corp.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Prompt execution of the enclosed proxy will save the expense of an additional mailing.
Your immediate attention is appreciated.

March 30, 2007

Dear Shareholder:

On behalf of the Board of Directors, it’s my pleasure to invite you to the 2007 Annual Meeting of Shareholders. The doors open at 9:15 a.m. and the Annual Meeting will begin promptly at 10:00 a.m.

Date:	Thursday Morning, May 10, 2007	Place:	Avista Main Office Building
Time:	9:15 a.m. Doors Open		Auditorium
	9:30 a.m. Refreshments		1411 E. Mission Avenue
	10:00 a.m. Annual Meeting Convenes		Spokane, Washington

Information about the nominees for election as members of the Board of Directors and other business of the meeting is set forth in the Notice of Meeting and the Proxy Statement on the following pages. This year, you are asked to elect five (5) directors, to amend the Restated Articles of Incorporation and Bylaws to allow for annual election of directors and to ratify the appointment of an independent registered public accounting firm for 2007.

Please take the opportunity to review the enclosed Proxy Statement and 2006 Annual Report. Your vote is important regardless of the number of shares you own. Whether or not you plan to attend the Annual Meeting in person, we urge you to vote and submit your proxy by mail, telephone, or the Internet as promptly as possible. If you are submitting your proxy by mail, you should complete, sign, and date your proxy card, and return it in the enclosed envelope. If you plan to vote by telephone or the Internet, voting instructions are printed on your proxy card. If you hold shares through an account with a brokerage firm, bank, or other nominee, please follow the instructions you receive from them to vote your shares. Voting your proxy ahead of time will allow for a more efficient and timely meeting.

For your convenience, we are pleased to offer an audio webcast of the Annual Meeting if you cannot attend in person. If you choose to listen to the webcast, go to www.avistacorp.com shortly before the meeting time and follow the instructions for the webcast. Or, you can listen to a replay of the webcast, which will be archived at www.avistacorp.com for one year.

Thank you for your continued support.

Sincerely,

Gary G. Ely
Chairman of the Board & Chief Executive Officer

Avista Corporation — 1411 E. Mission Ave. — Spokane, Washington 99202
Investor Relations — (509) 495-4203

If you require special accommodations at the Annual Meeting due to a disability, please call our
Investor Relations Department by April 20.

AVISTA CORPORATION
1411 East Mission Avenue
Spokane, Washington 99202

NOTICE OF THE 2007 ANNUAL MEETING OF SHAREHOLDERS

Date:	Thursday, May 10, 2007

Time:	10:00 a.m., Pacific Time

Place:	Avista Main Office Building — Auditorium 1411 E. Mission Avenue Spokane, Washington

Record Date:	March 9, 2007

Meeting Agenda:	1) Election of five (5) directors;

2) Amendment of the Company’s Restated Articles of Incorporation and Bylaws to provide for the annual election of the Board of Directors;

3) Ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2007;

4) Transaction of other business that may come before the meeting or any adjournment(s).

All shareholders are cordially invited to attend the meeting in person. Shareholders who cannot be present at the meeting are urged to vote and submit their proxy by mail, telephone, or the Internet as promptly as possible.

By Order of the Board,

Karen S. Feltes
Senior Vice President & Corporate Secretary

Spokane, Washington
March 30, 2007

i

ii

SUMMARY

This summary is presented solely to furnish limited introductory information regarding Avista Corporation, a Washington corporation, (hereafter referred to as Avista or the Company) and the matters to be considered at Avista’s 2007 Annual Meeting of Shareholders. Shareholders should read the entire proxy statement, including exhibits, before casting their votes. Proxies executed by shareholders may be revoked at any time prior to the Annual Meeting.

Proposal 1

Election of Directors

Five (5) directors are to be elected to the Board of Directors of the Company (the Board); four (4) to hold office for a term of three (3) years until 2010 and one (1) to hold office for a term of two (2) years until 2009, and in each case until their successors are elected and qualified. See “PROPOSAL 1 — ELECTION OF DIRECTORS.”

The Board recommends a vote “FOR” each nominee for director.

Proposal 2

Amendment of the Restated Articles of Incorporation and Bylaws to Provide
for the Annual Election of Directors

The holders of Avista common stock are being asked to approve the amendment and restatement of the Articles of Incorporation and Bylaws of the Company to provide for the annual election of directors. See “PROPOSAL 2 — AMENDMENT OF THE RESTATED ARTICLES OF INCORPORATION AND BYLAWS TO PROVIDE FOR THE ANNUAL ELECTION OF DIRECTORS.”

The Board makes no recommendation either “FOR” or “AGAINST” the proposal to amend Avista’s Restated Articles and Bylaws to provide for the annual election of directors.

Proposal 3

Ratification of Appointment of Independent Registered Public Accounting Firm

The holders of Avista common stock are being asked to ratify the appointment of Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates, as Avista’s independent registered public accounting firm for continuing audit work in 2007. See “PROPOSAL 3 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.”

The Board recommends a vote “FOR” the proposal to ratify the appointment of Deloitte & Touche LLP as Avista’s independent registered public accounting firm for 2007.

VOTING PROCEDURES

General

Your vote is important. Whether or not you plan to attend the Annual Meeting in person, we urge you to vote and submit your proxy by mail, telephone, or the Internet as promptly as possible. If you are submitting your proxy by mail, you should complete, sign, and date your proxy card, and return it in the enclosed envelope. If you plan to vote by telephone or the Internet, voting instructions are printed on your proxy card. If you hold your shares through an account with a brokerage firm, bank, or other nominee, please follow the instructions you receive from them to vote your shares.

At the close of business on the record date, March 9, 2007, there were 52,724,612 shares of Avista common stock outstanding and entitled to vote at the Annual Meeting. Shares represented at the meeting by properly executed proxies will be voted at the meeting. If the shareholder specifies voting instructions, the shares will be voted as indicated. A proxy may be revoked at any time prior to the Annual Meeting.

Voting Rights; Votes Required

Holders of Avista common stock, the Company’s only class of securities with general voting rights, will be entitled to one vote per share, subject to cumulative voting rights in the election of directors as described below. Under Washington law, action may be taken on matters submitted to shareholders only if a quorum is present at the meeting. The presence at the Annual Meeting in person or represented by proxy of holders of a majority of the shares of the Company’s common stock outstanding on the record date will constitute a quorum. Subject to certain statutory exceptions, once a share is represented for any purpose at a meeting, it is deemed present for quorum purposes for the remainder of the meeting.

With respect to the election of directors, each record holder of Avista common stock will be entitled to vote cumulatively. The shareholder may give one nominee for election as many votes as the number of directors to be elected multiplied by the number of shares held by that shareholder; or the shareholder may distribute that number of votes among any two (2) or more of such nominees. The directors elected at the 2007 Annual Meeting will be those five (5) nominees receiving the largest number of votes cast by holders of Avista common stock. The outcome of the vote will be determined by reference to the number of votes cast. Unless authority to vote is withheld as to any nominee, the individuals named as proxies on the proxy card will vote for the election of the nominees listed below or, in the discretion of such individuals, will vote cumulatively for the election of one (1) or more of the nominees.

The proposal for amending Article FIFTH of the Restated Articles of Incorporation will be approved upon the affirmative vote of the holders of 80% of the issued and outstanding shares of common stock. Abstention from voting on this proposal, including “non-votes” (i.e. shares held by brokers, fiduciaries, or other nominees which are not permitted to vote due to the absence of instructions from beneficial owners), will have the same impact as negative votes. If no instructions are given on a proxy with respect to this proposal, the holders of the shares represented by that proxy will be deemed to abstain from voting on this proposal.

The proposal for ratifying the appointment of the firm of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for 2007 will be approved if the number of votes duly cast in favor of this proposal exceeds the number of votes duly cast against the proposal. Abstention from voting on this proposal will have no impact on the outcome of this proposal. If no instructions are given on a proxy with respect to this proposal, the shares represented by that proxy will be voted for this proposal.

PROPOSAL 1

ELECTION OF DIRECTORS

General

Five (5) directors are to be elected to hold office for a term specified, and in each case until their successors are elected and qualified. The Company’s Restated Articles of Incorporation provide for up to eleven (11) directors divided into three (3) classes. The Bylaws currently provide that the number of directors will be fixed from time to time by resolution of the Board, not to exceed eleven (11). The Board has fixed the number at eleven (11). Upon recommendation from the Governance/Nominating Committee (Governance Committee), the Board has nominated Erik J. Anderson, Kristianne Blake, Jack W. Gustavel, and Michael L. Noël to be re-elected as directors for three (3)-year terms to expire at the Annual Meeting of Shareholders in 2010. Upon recommendation from the Governance Committee, Scott L. Morris was appointed to the Board, but has not previously been elected by shareholders. Therefore, the Board has nominated Mr. Morris to be elected as a director for a two (2)-year term to expire at the Annual Meeting of Shareholders in 2009. Each of the nominees has consented to serve as a director, and the Board has no reason to believe that any nominee will be unable to serve. If any of the nominees should become unavailable, your shares will be voted for a Board-approved substitute.

Nominees and Continuing Directors

The following has been prepared from information furnished to the Company by the nominees and the continuing directors.

* Indicates Nominees for Election

ERIK J. ANDERSON*	Director since 2000 (For a term expiring in 2010)

Mr. Anderson, age 48, has been, since 2002, President of WestRiver Capital, a private investment company, Chairman of Tachyon Networks, Inc., an advanced satellite-based internet solutions company, and vice-Chairman of Montgomery & Co., LLC, an investment bank serving growth companies in technology, media, and healthcare. He is also Chairman of Zula, LLC, a science education company, and a Board member of GEI, a leisure business based on golf entertainment. From 1998 to 2002, Mr. Anderson was Chief Executive Officer of Matthew G. Norton, Co., a private investment company. Prior to 1998, he was Chief Executive Officer of Trillium Corporation. In addition, his experience includes tenures as both a partner at the private equity firm of Frazier & Company, LP, and as a Vice President of Goldman, Sachs & Co. Mr. Anderson serves on the Advisory Boards for Northwest Venture Partners and Northwest Capital Partners II. Mr. Anderson is Founder of America’s Foundation for Chess. He holds a master’s and bachelor’s degree in Industrial Engineering from Stanford University and a bachelor’s degree (Cum Laude) in Management Engineering from Claremont McKenna College.

KRISTIANNE BLAKE*	Director since 2000 (For a term expiring in 2010)

Ms. Blake, age 53, is a certified public accountant and has been President of the accounting firm of Kristianne Gates Blake, P.S., since 1987. Previously she was a partner with Deloitte, Haskins & Sells. Ms. Blake is currently serving as Board Chairman for the Russell Investment Company and the Russell Investment Funds. She also serves on the boards of the Principal Investors Funds, the Principal Variable Contract Funds, and Laird Norton Wealth Management. Ms. Blake currently serves as a Regent at the University of Washington and on the board of Greater Spokane Incorporated. She is past Board Chair for Saint George’s School, the YMCA of the Inland Northwest, and Spokane County United Way. In addition, Ms. Blake serves on the Board of Advantage IQ, Inc.

ROY LEWIS EIGUREN	Director since 2002 (Current term expires in 2008)

Mr. Eiguren, age 55, is a Senior Partner at Givens Pursley LLP, one of Idaho’s largest law firms. He has been with the firm since 1993. Prior to entering private practice in 1984, Mr. Eiguren worked as Special Assistant to the Administrator of the Bonneville Power Administration, and also served as Chief of the Legislative and Administrative Affairs Division of the Idaho Attorney General’s Office. Mr. Eiguren is currently a Board member of Idaho Independent Bank and also serves as a Director of the Cenarrusa Center for Basque Studies. He is a co-Founder and Director of The City Club of Boise. He is also a past Chairman of the Boise Metro Chamber of Commerce and the Idaho State Capitol Commission.

Mr. Eiguren advised the Board that his law firm had been engaged in 2001 to represent the University of Idaho Foundation and Civic Partners, two parties in a commercial transaction. Civic Partners is a business entity and the University of Idaho Foundation is a non-profit organization on whose Board Mr. Eiguren served. Both of these parties waived any conflict of interest arising from the joint representation and each was also represented by its own counsel. Mr. Eiguren further advised that proceedings have since been initiated by the Idaho State Bar Association to determine whether, notwithstanding the parties’ conflict waivers and additional separate representation, Mr. Eiguren complied with rules of professional conduct applicable to Idaho attorneys. The matter is pending.

GARY G. ELY	Director since 2001 (Current term expires in 2008)

Mr. Ely, age 59, is Chairman of the Board and Chief Executive Officer of the Company. He has been Chief Executive Officer since November 10, 2000, and was appointed Chairman of the Board on May 11, 2001. He also served as President from November 2000 to May 2006. He has been employed by the Company since 1967 and his experience includes management positions in engineering, operations, marketing, and natural gas. He was appointed Vice President of Marketing in 1986, Vice President of Natural Gas in 1991, Senior Vice President

of Generation in 1996, Executive Vice President in 1999, and acting President and Chief Executive Officer in October 2000. Mr. Ely also serves as Chairman of the Board of the Company’s subsidiaries, including Advantage IQ and Avista Energy. Mr. Ely currently serves on the Boards of Edison Electric Institute and the Inland Northwest Council of Boy Scouts of America. He is also a Board member of the Washington Roundtable where he serves as chair of the Economic Climate/Fiscal Responsibility Committee, and is a Board member of the American Gas Association where he serves as Chair of the Security, Integrity & Reliability Committee and is on the Board Executive Committee. Mr. Ely has announced his intention to retire from the Company and the Board effective December 31, 2007.

JACK W. GUSTAVEL*	Director since 2003 (For a term expiring in 2010)

Mr. Gustavel, age 67, is Chairman and Chief Executive Officer of Idaho Independent Bank, which he founded in 1993. He also served as President from 1993 to 2004. Mr. Gustavel has 44 years of experience in the banking industry and previously served as the President and Chief Executive Officer of The First National Bank of North Idaho from 1974 until its merger with First Security Bank in 1992. Prior to that, Mr. Gustavel was a Vice President with Idaho First National Bank, now U.S. Bank. Active in civic and professional organizations, Mr. Gustavel is currently Chairman of the Board of Directors of Blue Cross of Idaho. He has also served as President and is now a Director Emeritus of North Idaho College Foundation and served as a Director of the Portland Branch of the Federal Reserve Bank of San Francisco from 1978 to 1984. In addition, he has been a Director of the Idaho Association of Commerce and Industry, a Director of Mines Management, Inc., President of the Kootenai County Division of the American Heart Association, Treasurer of the Idaho Bankers Association, and a member of the Comptroller of the Currency Regional Advisory Committee for the Thirteenth National Bank Region.

JOHN F. KELLY	Director since 1997 (Current term expires in 2009)

Mr. Kelly, age 62, has been the President & Chief Executive Officer of John F. Kelly & Associates, a management and brand perception consulting company headquartered in Paradise Valley, Arizona since 2004. Mr. Kelly is a retired Chairman, President, and Chief Executive Officer of Alaska Air Group, where he also served as a Board member from 1989 to May 2003. He was Chairman of Alaska Airlines from 1995 to February 2003, Chief Executive Officer from 1995 to 2002, and President from 1995 to 1999. He served as Chairman of the Board of Horizon Air from February 1991 to November 1994, and from February 1995 until May 2003. Mr. Kelly is an Executive Advisory Group member of Sigue Corporation, a money remittance services provider headquartered in the City of San Fernando, California.

SCOTT L. MORRIS*	Director since 2007 (For a term expiring in 2009)

Mr. Morris, age 49, has been President & Chief Operating Officer of the Company since May 2006. He also serves as President of Avista Utilities, the Company’s regulated operating division, a position he has held since August 2000. Mr. Morris has been with Avista since 1981 and his experience includes management positions in construction and customer service and general manager of the Company’s Oregon and California utility business. Mr. Morris was appointed as a Vice President in November 2000 and in February 2002 he was appointed as a Senior Vice President. He is a graduate of Gonzaga University and received his master’s degree from Gonzaga in organizational leadership. He also attended the Stanford Business School Financial Management Program and the Kidder Peabody School of Financial Management. Mr. Morris is a deputy director of the Washington Roundtable and a board member of Providence Health Care and Greater Spokane Incorporated. He is on the board of trustees for Gonzaga University, serves on the leadership council of the American Gas Association, and is a board member and treasurer of the Western Energy Institute. He also chaired the Washington Economic Development Commission for four years, a position he was appointed to by former Governor Gary Locke in 2002. In addition, Mr. Morris serves on the Boards of Advantage IQ, Inc. and ReliOn, Inc.

MICHAEL L. NOËL*	Director since 2004 (For a term expiring in 2010)

Mr. Noël, age 65, is President of Noël Consulting Company, Inc., a financial consulting firm which he founded in 1998. His firm currently serves as an independent financial consultant to Saber Partners, a financial advisory services firm of which Mr. Noël is a member. Mr. Noël has assisted Saber Partners in advising the Texas, Wisconsin,

New Jersey, Florida, and West Virgina public utility commissions on corporate financings. Mr. Noël spent 30 years as an executive with Edison International, an international electric power company. He served as Senior Vice President and Chief Financial Officer of Edison International, as well as in the same capacity for its Southern California Edison Company subsidiary. Additionally, he held officer and Board positions with Edison Mission Energy Company and Mission Land Company, also subsidiaries of Edison International. Mr. Noël serves on the Boards of SCAN Health Plan, where he is Chairman of the Board, and the HighMark family of mutual funds, where he is a member of the Governance Committee. He is a member of the National Association of Corporate Directors and a named Audit Committee Financial Expert under the Sarbanes-Oxley Act. Mr. Noël also has served on the Boards of Current Income Shares, a bond mutual fund, Amervest Company, a financial management firm, Hancock Bank, and Software Toolworks.

LURA J. POWELL, Ph.D.	Director since 2003 (Current term expires in 2008)

Dr. Powell, age 56, has been President and Chief Executive Officer of Advanced Imaging Technologies, a medical diagnostic company, since 2002. From 2000 to 2002, she was a Senior Vice President of Battelle Memorial Institute and Director of the Pacific Northwest National Laboratory in Richland, Washington. Dr. Powell is Chair of the Board of Trustees of the Washington Life Sciences Discovery Fund Authority, appointed by Governor Gregoire, and is on the Board of Directors of the Washington Technology Alliance and the Tri-Cities Development Council (TRIDEC). She is a member of the National Board of Advisors of Washington State University’s College of Business and Economics and serves on the Strategic Directions Committee of the Fred Hutchinson Cancer Research Center.

HEIDI B. STANLEY	Director since 2006 (Current term expires in 2009)

Ms. Stanley, age 50, has served as Director, Vice Chair and Chief Operating Officer of Sterling Savings Bank since October 2003. Ms. Stanley also serves as Director of Sterling’s Subsidiary Companies — INTERVEST Mortgage Investment Company, Action Mortgage Company and Harbor Financial. Ms. Stanley has 20 years of experience in the banking industry. Her experience includes management positions throughout Sterling serving as Vice President from 1986 to 1990, Senior Vice President-Corporate Administration from 1990 to 1997, and Executive Vice President-Chief Administrative Officer from 1997 to 2003. In 2006, she was named one of the “25 Most Powerful Women in Banking” by U.S. Banker Magazine. Prior to joining Sterling in 1985, Ms. Stanley worked for IBM in San Francisco, California and Tucson, Arizona. Ms. Stanley is currently Chair of Greater Spokane Incorporated, past Chair of the Association of Washington Business (AWB), past Chair of the Spokane Area YMCA, and Vice Chair of Washington Public Affairs Network (TVW). She serves on the Board of Governors of the Washington State University Foundation. Ms. Stanley also serves on the Eastern Washington Advisory Board of the Washington Policy Center and America’s Community Bankers’ (ACB) Strategic Planning Committee, Governmental Affairs Committee, and is Vice Chair of the ACB Membership Committee. Ms. Stanley graduated from Washington State University with a Bachelor of Arts degree in Business Administration.

R. JOHN TAYLOR	Director since 1985 (Current term expires in 2009)

Mr. Taylor, age 57, has been Chairman and Chief Executive Officer of AIA Services Corporation since 1995 and has also been the Chairman and Chief Executive Officer of CropUSA Insurance Agency, Inc. since 1999. Both companies are insurance agencies with operations throughout the United States, which place various forms of health, life, crop, and multi-peril insurance for members of sponsoring farm commodity associations. Previously, Mr. Taylor served as President of AIA Services and was its Chief Operating Officer. In addition, he is Chairman of Pacific Empire Radio Corporation of Lewiston, Idaho, a fifteen station Northwest radio group, a member of the Board of Trustees of The Idaho Heritage Trust, and a member of the State of Idaho Endowment Fund Investment Board. Mr. Taylor also serves on the Board of Avista Energy, Inc.

The Board recommends a vote “FOR” each nominee for director.

Corporate Governance Matters

Director Independence

The New York Stock Exchange requires that listed companies have a majority of independent directors. It is the policy of the Board that a majority of the directors will be independent from management and that the Board will not engage in transactions that would conflict with the Company’s business.

Independence determinations are made on an annual basis at the time the Board approves nominees for inclusion in the annual proxy statement and, if a director joins the Board between Annual Meetings, at such time. To assist in this determination, the Board adopted Categorical Standards for Independence of Directors, which is attached to this proxy as Exhibit A.

During its annual review, the Board considered transactions and relationships between each director or any member of his/her family and the Company and its subsidiaries and affiliates, including those reported under “Related Party Transactions” below. The Board also considered whether there were any transactions or relationships between directors or any member of their immediate family (or any entity of which a director or an immediate family member is an executive officer, general partner, or significant equity holder) and members of the Company’s senior management or their affiliates. The purpose of the review was to determine whether any such relationships or transactions existed that were inconsistent with a determination that the director is independent.

As a result of this review, the Board affirmatively determined that all of the directors nominated for election at the Annual Meeting are independent of the Company and its management under the categorical standards, with the exception of Scott L. Morris. Mr. Morris is considered an inside director because of his employment as a senior executive of the Company.

The Board also determined that each of the continuing directors is independent, with the exception of Gary G. Ely, who is considered an inside director because of his employment as a senior executive of the Company.

In making its determination, the Board considered the following relationships, which it determined were immaterial to the director’s independence. The Board considered that the Company and its subsidiaries in the ordinary course of business have during the last three years sold services to, and/or purchased products and services from, companies at which some of our directors were officers during fiscal year 2006. In each case, the amount paid to or received from these companies did not approach the 2% of total revenue threshold in the categorical standards. The Board determined that none of the relationships it considered impaired the independence of the directors.

Board Meetings

The Board held seven (7) meetings in 2006. The attendance during 2006 at all meetings of the Board and at all Board Committee meetings was 100%. The Board strongly encourages its members to attend all Annual Meetings of Shareholders. All directors attended the prior year’s Annual Meeting of Shareholders and are planning to attend the 2007 Annual Meeting.

Committees

Each Committee of the Board has adopted a Charter that has been approved by the Board. The Charters are reviewed on a periodic basis and amendments are made as needed. Each Committee also performs an annual self-assessment relative to its purpose, duties, and responsibilities. The Committee Charters are located on the Company’s website at www.avistacorp.com. We will provide, free of charge to any person, a hard copy of our Committee Charters upon request to the General Counsel’s office at 1411 East Mission Avenue, P.O. Box 3727 (MSC-12), Spokane, Washington 99220.

Audit Committee — Assists the Board in overseeing the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the qualifications and independence of the independent registered public accounting firm, the performance of the Company’s internal audit function and independent registered public accounting firm, and the Company’s systems of internal controls regarding accounting, financial reporting, disclosure, legal compliance, and ethics that management and the Board have established, including without limitation all internal controls established and maintained pursuant to the Securities Exchange Act of 1934 (the Exchange Act) and by the Sarbanes-Oxley Act of 2002 (the Sarbanes-Oxley Act). Only independent directors sit on the Audit Committee. The Audit Committee consists of directors Noël, Stanley, and Blake — Chair. The Board has determined that Mr. Noël is an “Audit Committee Financial Expert,” as defined in the rules of the Securities & Exchange Commission (SEC). Eight (8) meetings were held in 2006.

Corporate Governance/Nominating Committee (“Governance Committee”) — Advises the Board on corporate governance matters. Such matters include recommending guidelines for the composition and size of the Board, as well as evaluating Board effectiveness and organizational structure. This Committee also develops Board membership criteria and reviews potential director candidates. Recommendations for director nominees are presented to the full Board for approval. Director nominations by shareholders may be submitted in accordance with the procedures set forth under “Director Nominations” below. Only independent directors sit on this Committee. The Governance Committee consists of directors Stanley, Taylor, and Kelly — Chair. Four (4) meetings were held in 2006.

Compensation & Organization Committee (“Compensation Committee”) — Is composed of independent directors as defined by the rules of the NYSE, and, in addition, complies with the “outside director” requirements of Section 162(m) of the Internal Revenue Code, and the “non-employee director” requirements of Rule 16b-3 under the Exchange Act.

The Compensation Committee is responsible for considering and approving compensation and benefits of executive officers of the Company. It is also responsible for overseeing the organizational structure of the Company and succession planning for executive officers.

The Compensation Committee has the authority to delegate such of its authority and responsibilities as the Compensation Committee deems proper to members of the Committee or to a subcommittee. The Compensation Committee also engages and terminates compensation consultants, independent counsel, and such other advisers as the Compensation Committee determines necessary to carry out its responsibilities. Authority to select, retain, terminate, and approve the fees or other retention term of any such consultant or adviser is vested solely in the Compensation Committee.

During the Compensation Committee’s annual self-assessment, the review confirmed that the tasks enumerated in the Committee Charter had been fulfilled and successfully carried out. For a discussion of the Company’s processes and procedures for the consideration and determination of executive officer and director compensation (including the role of executive officers and compensation consultants in determining or recommending the amount or form of compensation) see “Director Compensation” and “Compensation Discussion and Analysis” in this proxy statement.

The Compensation Committee consists of directors Eiguren, Kelly, and Taylor — Chair. Four (4) meetings were held in 2006.

Finance Committee — Strives to ensure that corporate management has in place strategies, budgets, forecasts, and financial plans and programs to enable the Company to meet its goals and objectives. The Finance Committee’s activities and recommendations include reviewing management’s qualitative and quantitative financial plans and objectives for both the short and long-term; approving strategies with appropriate action plans to help ensure that financial objectives are met; having in place a system to monitor progress toward financial objectives and taking any necessary action; and overseeing and monitoring employee benefit plan investment performance and approving changes in investment policies, managers, and strategies. Only independent directors sit on this Committee. The Finance Committee consists of directors Gustavel, Noël, and Anderson — Chair. Ten (10) meetings were held in 2006.

Environmental, Safety & Security Committee (“Environmental Committee”) — Assists the Board in overseeing the Company’s environmental compliance, employee safety performance, and corporate security, and provides appropriate policy guidance to executive management on environmental issues. This Committee is responsible to the Board and reports regularly to the Board on its activities. Only independent directors sit on this Committee. The Environmental Committee consists of directors Blake, Eiguren, and Powell — Chair. Four (4) meetings were held in 2006.

Executive Committee — Has and may exercise, when the Board is not in session, all the powers of the Board which may be lawfully delegated, subject to such limitations as may be provided in the Bylaws, by resolutions of the Board, or by law. Generally, such action would only be taken to expedite Board authorization for certain corporate business matters when circumstances do not allow the time, or when it is otherwise not practicable, for the entire Board to meet. The Executive Committee consists of directors Blake, Gustavel, Taylor, and Ely — Chair. No meetings were held in 2006.

Meetings of Independent Directors

The independent directors meet at each regularly scheduled Board meeting in executive session without management present. The Chair of the Governance Committee, who is the lead director for these meetings, chairs the executive sessions. The Governance Committee Chair, as lead director, establishes the agenda for each executive session, and also determines which, if any, other individuals, including members of management and independent advisors, should be available for each such meeting.

Corporate Governance Guidelines

The Board adopted Corporate Governance Guidelines in 1999. These guidelines were amended in 2005 and 2007 to incorporate NYSE and other requirements.

Code of Business Conduct and Ethics

The Company has adopted a Code of Business Conduct and Ethics that applies to all of our employees, including our CEO (the principal executive officer) and our Chief Financial Officer (CFO) (the principal financial and accounting officer).

Information on Company Website

The Company’s Corporate Governance Guidelines and the Code of Business Conduct and Ethics are available on the Company’s website at www.avistacorp.com. We will provide, free of charge to any person, a hard copy of our Corporate Governance Guidelines and Code of Business Conduct and Ethics upon request to the General Counsel’s office at 1411 East Mission Avenue, P.O. Box 3727 (MSC-12), Spokane, Washington 99220.

Communications With Directors

Shareholders and other interested parties may send correspondence to our Board or to any individual director to the Corporate Secretary’s office at 1411 East Mission Avenue, P.O. Box 3727 (MSC-10), Spokane, Washington 99220. Concerns about accounting, internal accounting controls or auditing matters should be directed to the Chair of the Audit Committee at the same address. All communications will be forwarded to the person(s) to whom they are addressed, unless it is determined that the communication:

•	does not relate to the business or affairs of the Company or the functioning or constitution of the Board or any of its Committees;

•	relates to routine or insignificant matters that do not warrant the attention of the Board;

•	is an advertisement or other commercial solicitation or communication;

•	is frivolous or offensive; or

•	is otherwise not appropriate for delivery to directors.

The director or directors who receive any such communication will have discretion to determine whether the subject matter of the communication should be brought to the attention of the full Board or one or more of its Committees and whether any response to the person sending the communication is appropriate. Any such response will be made through the Company’s Corporate Secretary or General Counsel and only in accordance with the Company’s policies and procedures and applicable laws and regulations relating to the disclosure of information.

Director Nominations

The Governance Committee will consider written recommendations for members of the Board that are made by shareholders. Recommendations must include detailed biographical material indicating the qualifications the candidate would bring to the Board, and must include a written statement from the candidate of willingness and availability to serve. While recommendations may be considered at any time, recommendations for a specific Annual Meeting must be received by December 1 of the preceding year. Recommendations should be directed to the General Counsel of the Company, 1411 East Mission Avenue, P.O. Box 3727 (MSC-12), Spokane, Washington 99220. Shareholders may only nominate directors for election at meetings of shareholders in accordance with the following procedures as set forth in the Company’s Bylaws:

Shareholders may nominate one or more persons for election as directors at a meeting only if written notice of such shareholder’s intent to make such nomination or nominations has been given, either by personal delivery or by United States mail, postage prepaid, to the Corporate Secretary no later than (i) with respect to an election to be held at an Annual Meeting of Shareholders, ninety (90) days in advance of such meeting and (ii) with respect to an election to be held at a special meeting of shareholders for the election of directors, the close of business on the seventh day following the date on which notice of such meeting is first given to shareholders.

Each such notice must set forth:

•	the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated;

•	a representation that such shareholder is a holder of record of shares of the common stock of the Company and intends to appear in person or by proxy at the meeting to nominate the person or persons identified in the notice;

•	a description of all arrangements or understandings between such shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by such shareholder;

•	such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement under the Exchange Act and the rules and regulations thereunder (or any subsequent revisions replacing such Act, rules, or regulations) if the nominee(s) had been nominated, or were intended to be nominated, by the Board; and

•	the consent of each nominee to serve as a director of the Company if so elected.

The Chair of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedures.

Process For Selecting Board Candidates

The Board or the Governance Committee will consider any candidate proposed in good faith by a shareholder. In evaluating director nominees, the Governance Committee considers the following, among other criteria:

•	the appropriate size of the Board;

•	the needs of the Company with respect to the particular talents and experience of its directors;

•	the knowledge, skills, and executive leadership experience of nominees, as well as working experience at the executive leadership level in his/her field of expertise;

•	familiarity with the energy/utility industry;

•	recognition by other leaders as a person of integrity and outstanding professional competence with a proven record of accomplishments;

•	experience in the regulatory arena;

•	knowledge of the business of, and/or facilities for, the generation, transmission, and/or distribution of electric energy;

•	enhance the diversity and perspective of the Board; and

•	knowledge of the customers, community, and employee base.

The Governance Committee’s goal is to assemble a Board that brings together a variety of perspectives and skills derived from high quality business and professional experience. The Governance Committee may also consider such other factors as it may deem to be in the best interests of the Company and its shareholders. It has been deemed appropriate for at least one, and preferably several, members of the Board to meet the criteria for an “Audit Committee Financial Expert” as defined by SEC rules.

The Governance Committee identifies nominees by first evaluating the current members of the Board willing to continue in service. Current members of the Board with skills and experience that are relevant to the Company’s business and who are willing to continue in service are considered for re-nomination. If any member of the Board does not wish to continue in service or if the Governance Committee decides not to nominate a member for re-election, the Committee then identifies the desired skills and experience of a new nominee in light of the criteria set forth above. Current members of the Board are polled for suggestions as to individuals meeting the criteria described above. The Governance Committee may also consider candidates recommended by management, employees, or others. The Governance Committee may also, at its discretion, engage executive search firms to identify qualified individuals.

Related Party Transactions

The Board recognizes that related party transactions present a heightened risk of conflicts of interest and/or improper valuation (or the perception thereof) and, therefore, has adopted a Related Party Transaction Policy, which will be followed in connection with all related party transactions involving the Company and specified related persons that include directors (including nominees) and executive officers, certain family members and certain shareholders, all as defined in applicable SEC rules. The Company’s Related Party Transaction Policy can be accessed on the Company’s website at www.avistacorp.com and is also attached as Exhibit B to this proxy statement.

SEC rules require that the Company disclose any related party transaction in which the amount involved exceeds $120,000 in the last fiscal year. The Governance Committee has determined that the following is a related party transaction:

Director Erik Anderson is President of WestRiver Capital, a private investment company. WestRiver Capital made an investment in Ascentium, a company that designs and develops websites. Prior to the time WestRiver Capital made its investment in Ascentium, Avista had entered into a contract with Ascentium to provide web design services. Pursuant to the contract with the Company, Ascentium received $432,390 for services during fiscal year 2006.

Audit Committee Report

In accordance with its written Charter adopted by the Board, the Audit Committee assists the Board in fulfilling its responsibility for oversight of the Company’s systems of internal controls, including, without limitation, those established and maintained pursuant to the Exchange Act, as amended, and the Sarbanes-Oxley Act. The Audit Committee also assists the Board in overseeing the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, and the independent auditor’s qualifications and independence.

The Audit Committee is composed of independent directors as defined by the rules of the New York Stock Exchange. In 2006, the Audit Committee met eight (8) times.

The Audit Committee reviewed the Company’s unaudited quarterly financial statements and management’s discussion and analysis of financial condition and results of operation for the first three quarters of 2006 and discussed them with management and Deloitte & Touche LLP (Deloitte), the Company’s independent registered public accounting firm, prior to their inclusion in the Quarterly Reports on Form 10-Q filed with the SEC. The Audit Committee reviewed with the CEO and CFO their certifications as to the accuracy of the financial statements and the establishment and maintenance of internal controls and procedures. It also reviewed with management all earnings press releases relating to 2006 annual and quarterly earnings.

The Audit Committee reviewed and discussed the Company’s audited financial statements and management’s discussion and analysis of financial condition and results of operations for the fiscal year ended December 31, 2006, with management, which has primary responsibility for the financial statements, and with Deloitte, which is responsible as the Company’s registered public accounting firm for the examination of those statements. Based on its review and discussions, the Audit Committee recommended to the Board that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2006, for filing with the SEC. The Board approved the recommendation.

The Audit Committee also reviewed and discussed with management and Deloitte Management’s Report on Internal Control over Financial Reporting, Deloitte’s report on management’s assessment of the effectiveness of internal control over financial reporting, and Deloitte’s report on the effectiveness of internal control over financial reporting.

The Audit Committee reviewed and discussed with Deloitte all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61 “Communication with Audit Committees” and SEC Rule 2-07, as amended and supplemented, and, with and without management present, discussed and reviewed the results of the independent auditor’s examination of the financial statements. The Audit Committee also discussed the results of the internal audit examinations and received and reviewed quarterly risk management updates.

Deloitte provided the Audit Committee with the written disclosures and letter as required by the Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees.” The Audit Committee discussed with Deloitte its internal quality-control reviews and procedures, the results of its external reviews and inspections, and any relationships that might impact its objectivity and independence. The Audit Committee also discussed with management, the internal auditors, and Deloitte, the quality and adequacy of the Company’s systems of internal controls, and the internal audit functions, responsibilities, and staffing. The Audit Committee reviewed the audit plans, audit scopes, and identification of audit risks of the independent and internal auditors.

The Audit Committee reviewed and approved Deloitte’s fees. The Audit Committee also recommended to the Board, after reviewing the performance of Deloitte, its reappointment in 2007 as the Company’s independent registered public accounting firm. The Board concurred in such recommendation. The Audit Committee also reviewed and approved the non-audit services performed by Deloitte and concluded that such services were consistent with the maintenance of independence.

The Audit Committee revised its Charter and performed the mandated tasks included in its Charter. The Board approved the Charter revisions. The Audit Committee also recommended to the Board the continued designation of Michael L. Noël as Audit Committee Financial Expert solely for the purposes of compliance with applicable SEC disclosure rules as defined in the rules and regulations of the SEC implementing Section 407 of the Sarbanes-Oxley Act. The Board approved such recommendation.

Members of the Audit Committee of the Board

Kristianne Blake — Chair	Michael L. Noël	Heidi B. Stanley

Director Compensation

During 2006, directors who were not employees of the Company received an annual retainer of $68,000. Directors were also paid $1,500 for each meeting of the Board or any Committee meeting of the Board. Directors who served as Board Committee Chairs received an additional $5,000 annual retainer, with the exception of the Audit Committee Chair, who received an additional $9,000 annual retainer. In addition, any non-employee director who served as director of a subsidiary of the Company received from the Company a meeting fee of $1,500 for each subsidiary Board meeting the director attended. Directors Blake and Taylor hold Board positions with subsidiaries of the Company.

Each year, the Governance Committee engages an outside consulting firm, Towers Perrin, to review director’s compensation. This information is used to compare the current Avista director compensation with peer companies in the utility industry and general industry companies of similar size. After review of this information, if the Governance Committee believes changes are warranted, they recommend new compensation levels for approval by the full Board. As of August 2006, Avista’s total director compensation was positioned just above the 50th percentile of utility peer companies and below the 50th percentile of similar-sized general industry companies.

Each director is entitled to reimbursement for his/her reasonable out-of-pocket expenses incurred in connection with meetings of the Board or its Committees and related activities, including director education courses and materials. These expenses include travel to and from the meetings, as well as any expenses they incur while attending the meetings.

The Board, at its November 2006 meeting, allowed directors to elect for the coming year to receive their annual retainer in cash, in Company common stock, or in a combination of both cash and common stock.

In keeping with the overall compensation philosophy set by the Board, a minimum stock ownership expectation is set for all Board members. Directors are expected to achieve a minimum investment of $150,000 or 5,000 shares (including shares that have previously been deferred under the Non-Employee Director Stock Plan), whichever is less, in Company common stock within four (4) years of their becoming Board members and are expected to retain at least that level of investment during their tenure as Board members. This expectation illustrates the Board’s philosophy of the importance of stock ownership for directors in order to further strengthen the commonality of interest between the Board and shareholders. The Governance Committee conducts an annual review to confirm that director holdings meet the ownership expectations. All directors are currently in compliance based upon their years of service completed on the Board.

No annual stock option grants or non-stock incentive plan compensation payments were made as compensation for director services in 2006 or are contemplated under our current compensation structure. The Company also does not provide a retirement plan or deferred compensation plan to its directors.

Listed below is compensation paid to each director during 2006.

		Director
	Fees Earned	Compensation
	or Paid in	Paid in	All Other	Total
Director Name	Cash ($)(1)(2)	Stock ($)(1)(2)	Compensation ($)(3)	Compensation ($)

Erik J. Anderson	$70,515	$33,985	$0	$104,500
Kristianne Blake	$80,515	$33,985	$1,436	$115,936
David A. Clack(4)	$40,917	$0	$0	$40,917
Roy Lewis Eiguren	$92,000	$0	$0	$92,000
Jack W. Gustavel	$33,587	$67,997	$0	$101,584
John F. Kelly	$60,431	$33,986	$0	$94,417
Jessie J. Knight, Jr.(5)	$49,417	$0	$0	$49,417
Michael L. Noël	$42,003	$67,997	$0	$110,000
Lura J. Powell	$50,433	$39,984	$0	$90,417
Heidi B. Stanley	$27,002	$45,331	$0	$72,333
R. John Taylor	$56,682	$39,984	$3,133	$99,799

Totals	$603,502	$363,249	$4,569	$971,320

(1/2)	Directors have the option of taking their retainer in stock, in cash, or in a combination of stock and cash. Includes cash retainers, Chair retainers, Board and Committee meeting fees, and fees for directors attending a subsidiary Board meeting — Blake and Taylor are the only directors who sit on a subsidiary Board.

(3)	Amounts include dividends paid on those shares that were deferred prior to December 31, 2004, under the former Non-Employee Director Stock Plan. Blake and Taylor are the only directors who deferred receipt of stock until a later date. The Company does not provide any perquisites or other personal benefits to its Board members.

(4)	Mr. Clack retired from the Board on May 11, 2006.

(5)	Mr. Knight resigned as a member of the Board on June 22, 2006 due to accepting a position at another utility.

Compensation Discussion and Analysis (CD&A)

Overview of Compensation Program

The Compensation Committee of the Board has responsibility for establishing, implementing, and continually monitoring adherence with the Company’s compensation philosophy. The Compensation Committee carefully reviews and considers all aspects of the Company’s executive compensation programs to ensure they are fair, appropriate, and reasonable, taking into consideration the Company’s economics and relevant practices of comparable companies. Throughout this proxy statement, the individuals who served as the CEO and COO during fiscal year 2006, as well as the other individuals included in the Summary Compensation Table on page 24 are referred to as the Named Executive Officers (NEOs).

Compensation Philosophy and Objectives

The Compensation Committee’s goal has been to design a compensation program that focuses the executives on the achievement of specific annual, long-term, and strategic goals set by the Company that align executives’ interests with those of shareholders by rewarding performance that maintains and improves shareholder value. The plans are created so that executives receive cash bonuses or shares of common stock when specific, measurable goals of each plan are achieved.

The Compensation Committee makes all compensation decisions for the CEO and COO, and approves recommendations from the CEO and COO regarding compensation levels, including the level of equity awards, for all other elected officers. The CEO and COO annually review the performance of each executive officer and present their conclusions to the Compensation Committee to consider with respect to salary adjustments, annual incentive opportunity, and annual equity award amounts. The Compensation Committee has discretion to modify any recommended compensation adjustments to executives.

The Compensation Committee believes that all aspects of executive compensation should be clearly, comprehensibly, and promptly disclosed in plain English. The Compensation Committee believes that compensation disclosures should provide all of the information necessary to permit shareholders to understand our compensation philosophy, our compensation-setting process, and how much our executives are paid.

Setting Executive Compensation

The Compensation Committee believes that an effective total compensation plan should be structured to focus executives on the achievement of specific business goals set by the Company and to reward executives for achieving those goals. Therefore, management and the Compensation Committee established the following key compensation principles to guide the design and ongoing administration of the Company’s overall compensation program:

•	Clearly communicate the desired outcomes and use incentive pay programs to reward the achievement of performance goals to:

•	Achieve operational targets;

•	Achieve customer service targets;

•	Achieve earnings per share targets;

•	Achieve relative stock performance levels compared to peers;

•	Create shareholder value;

•	Promote a “one company” perspective among all Company employees;

•	Maintain total compensation at market competitive levels; and

•	Provide a range of payout opportunities based on achieving performance goals.

Competitive Analysis

The Compensation Committee works with an external compensation consultant to conduct an annual competitive review of its total compensation program for the CEO and COO, as well as all other executive officers.

When determining the types and amounts of compensation to be paid to executives of the Company, the Compensation Committee and management consider it important to provide a plan that reflects compensation paid to similarly situated executives of our peer companies to maintain a competitive footing within the energy/utility industry and to assure the Company retains — and attracts when necessary — quality employees in key positions to lead the Company. To achieve this end, the Compensation Committee establishes base salaries, short-term annual incentives, and long-term incentive levels generally targeted to be near the median of the competitive data. However, the Compensation Committee exercises its discretion to set any one or more of the components at levels higher or lower than the median depending on an individual’s role, responsibilities, and performance with regard to internal equity within the Company. We believe this target positioning is effective to attract and retain our executive talent.

The Compensation Committee annually compares each element of total direct compensation, which includes base salary, annual cash incentives, and the annualized value of long-term incentive grants, against the specific peer group of publicly-traded companies within the energy/utility industry. The companies in the survey universe generally recruit individuals to fill senior management positions who are similar in skills and background to those we recruit, and are the companies with which Avista competes for talent and for shareholder investment. In 2006, the Compensation Committee engaged Towers Perrin, a nationally recognized consulting firm, to perform a study of the compensation of 30 comparable diversified energy companies in Towers Perrin’s Energy Services Executive Compensation database with revenues between $1 billion and $3 billion to assure the data presented to the Compensation Committee reflected Avista’s general size and scope within the market.

Peer Group Companies

The companies comprising the Compensation Peer Group are:

AGL Resources, Inc.	Allegheny Energy, Inc.
Aquila, Inc.	Atmos Energy Corporation
Black Hills Energy	Equitable Resources, Inc.
Great Plains Energy, Inc.	Hawaiian Electric Industries, Inc.
LG&E Energy Corp.	MidAmerican Energy Company
MDU Resources Group, Inc.	Nicor, Inc.
New York Power Authority	NorthWestern Energy
NSTAR	Oglethorpe Power Corporation
Peoples Energy	Pinnacle West Capital Corporation
PNM Resources, Inc.	Portland General Electric Company
Puget Energy	Salt River Project (SRP)
TECO Energy, Inc.	Texas Genco Holdings, Inc.
UIL Holdings Corporation	UniSource Energy Corporation
United States Enrichment Corporation	Vectren Corporation
Washington Gas	Westar Energy

Other Comparative Data

The Compensation Committee also reviews proxy data on the top five (5) highest paid officers for the companies making up the S&P’s 400 Utilities Index. This is the same group that we use to measure relative performance in our Long-Term Incentive Plan (see description on page 18). The review includes an evaluation of base salary, annual incentive opportunities, and long-term incentives.

The comparable data review also included four regional peers, Puget Energy, MDU Resources Group, Inc., Sierra Pacific Resources, and IDACORP, Inc.

The Compensation Committee is also provided with benchmark information regarding the competitive level of health benefits and retirement benefit levels on a periodic basis. External consultants are utilized to benchmark the benefit programs offered to regular employees in similarly situated peer companies within the energy/utility industry.

Performance Management

Avista’s practice is to provide rewards for the achievement of specific performance goals. Management uses an annual performance review process for its executives to assess individual performance. In the annual performance process, each executive establishes his/her performance goals at the beginning of the year in consultation with their senior manager. The CEO and the COO create specific performance targets based on strategic goals set by the Company. These goals are reviewed and approved by the Compensation Committee at their annual February Compensation Committee meeting and presented to the full Board for their information. These performance targets are reviewed quarterly by the Compensation Committee. At the end of the year, the Compensation Committee reviews the CEO and COO year-end results as part of their overall annual performance review process.

Key performance goals for 2006 generally related to safety targets, financial performance, regulatory strategy, succession planning, governance, and customer value delivery. The Compensation Committee also reviews the results of Avista’s 360-degree survey for each member of the senior team. This is a standardized performance survey conducted every other year that includes feedback from peers, direct reports, and the direct manager on multiple leadership performance categories.

The Compensation Committee annually reviews the performance of executives. As part of that review, the Compensation Committee evaluates the appropriate circumstances for approving annual incentives as well as long-term incentives. If during such an evaluation, or at any other time if circumstances were created, there was misconduct that caused or partially caused a restatement of financial results, the Compensation Committee would consider requiring the employee(s) to forfeit awards and may rescind vesting, or seek to recall appropriate portions of the executive officer’s compensation for the relevant period.

Executive Compensation Components

The Compensation Committee compensates senior management through a mix of:

•	base salary;

•	short-term performance-based cash incentive compensation;

•	long-term equity incentive compensation;

•	Performance Shares

•	Restricted Stock

•	retirement and other benefits.

Perquisites

Because the Compensation Committee believes that the total compensation program provided to executive officers is fair and market competitive, they have not deemed it necessary to provide any additional benefits in the form of perquisites. Therefore, there are no perquisites provided to the CEO, COO, or any other Avista officer.

Allocation Among Components

The Company’s mix of base salary, short-term cash incentive, and equity compensation varies depending on the level of the position held by the executive. Over 60% of the CEO’s target total direct compensation is performance-based, with approximately 20% allocated to the annual cash incentive and 40% allocated to the long-term equity portion. For the COO and the other NEOs approximately 50% is performance-based, with about 15% allocated to the annual cash incentive and 35% allocated to the long-term equity portion.

In allocating compensation among these components, the Compensation Committee believes that the compensation of our senior-most levels of management — the levels of management having the greatest ability to influence Avista’s performance — should be weighted toward performance-based goals, putting a greater portion of their compensation at risk based on achieving specific goals, while levels below senior management should receive a greater portion of their total compensation in a non-risk manner of base salary. This is also consistent with practices of the peer group we review for market comparison purposes.

Base Salary

The Company provides NEOs with base salary to compensate them for services rendered during the fiscal year. Base salary ranges for executive officers are determined according to his/her position and responsibility by using the market data provided by the external consultant and by considering other data points referenced earlier, including publicly disclosed information regarding the top ranks in similar positions.

The Compensation Committee reviews the base salary of all executive officers at least annually. The factors that influence the Compensation Committee’s decisions regarding base salary include: levels of pay among executives in the utility and diversified energy industry, level of responsibilities and job complexity, experience, breadth of knowledge, and job performance, including the Compensation Committee’s subjective judgment as to individual contribution in relation to the strategic goals of the Company.

The Compensation Committee considers some or all of these factors as appropriate; there are no formal weightings given to any factor. The Compensation Committee also takes into account that each NEO has responsibilities that include both electric and natural gas utility operations, as well as diverse subsidiary operations. In addition, the Company operates in several states, thereby requiring quality relationships and interaction with multiple regulatory agencies. For 2006, the Compensation Committee noted the Company had continued its solid financial progress of 2005 and had met the key strategic objectives outlined for the year, both of which were positive factors considered when setting the 2006 base salary for the CEO, COO, and other NEOs.

For 2006, the average pay adjustment for all NEOs was 3.4%, ranging from 0% to 7.6%. The COO and the CFO both received additional increases on May 15, 2006, to reflect their promotions to President and Executive Vice President, respectively. The COO received a 15.4% promotional increase and the CFO received a 7.7% promotional increase. These increases reflected the market level for their new positions.

Performance-Based Annual Cash Incentive

The annual cash incentive plan is designed to align the interests of senior management with shareholder interests, as well as customer service levels to achieve overall positive financial performance for the Company. At its November meeting each year, the Compensation Committee considers whether an annual incentive plan should be established for the succeeding year. The Compensation Committee, in partnership with management, sets clear annual performance objectives for all executives, and measures annual performance against those objectives as stated in the plan. For the past five (5) years, payout levels have followed the actual performance of the Company. Over the last five years since the inception of the plan, annual cash incentive payments averaged 66% of target and ranged from a low of 40% of target to a high of 114% of target. Individual annual cash incentive awards are set as a percentage of base salary. As described more fully below, the actual amounts paid could increase (up to 150% of target) or decrease (as low as 0% of target) depending on the Company’s actual performance during 2006.

2006 Annual Cash Incentive Target Award Opportunity

In accordance with the approach described above, for 2006 the Compensation Committee decided that the CEO would have a target annual cash incentive award equal to 90% of base salary, and that the remaining NEOs would have target annual cash incentive awards equal to 60% of base salary.

Annual Cash Incentive Plan Design

The annual cash incentive plan has two levels of performance targets, both of which must be satisfied in whole or in part, before the Company pays annual cash incentive amounts. The first level consists of “Standard Performance Triggers” (SPTs). The second level consists of additional financial and operating goals. If none of the SPTs are satisfied, the Company does not pay NEOs any annual cash incentive amounts. If one or more of the SPTs are satisfied, the Company will allocate funds to the annual cash incentive pool, but will pay annual cash incentive amounts to the NEOs only if the Company also satisfies one or more of the additional financial and operating targets. The SPTs, the additional financial and operating targets, and the 2006 annual cash incentive plan results are discussed below.

Standard Performance Triggers.  The SPTs for the executive annual cash incentive plan are based on factors that are essential for the long-term success of the Company, and, with one exception discussed below, are identical to performance triggers used in the Company’s annual incentive plan for non-executive employees. The Compensation Committee believes that having similar triggers for both the executive plan and the non-executive plan encourage employees at all levels of the Company to focus on common objectives.

For 2006, there were four SPTs for the executive annual cash incentive plan. Those SPTs were:

Customer Satisfaction Rating.  This is derived from our Voice of the Customer survey, which is conducted each quarter. This survey is used to track satisfaction levels of customers that have had recent contact with our call center or service center.

Customer Average Interruption Duration Index (CAIDI).  Providing reliable energy to our customers is the backbone of the Company’s business, and the Company tracks the average restoration time for sustained outages that affect our customers.

System Average Interruption Frequency Index (SAIFI).  The Company also tracks the average number of sustained outages per customer.

Capital Spending.  Long-term decisions about the level of capital needed by the Company to assure system reliability and proper maintenance of critical plant and equipment are vital to operating a well-run utility. Because the senior executive group is responsible for appropriate oversight and management of the capital budget, this SPT was included in the annual cash incentive plan for executives but not for the annual cash incentive plan for non-executive employees.

The performance threshold and the relative weight given to each are:

Standard Performance Triggers (SPT)

		Weight
Standard Performance Triggers	Performance Expectation	Factor

Customer Satisfaction Rating (Satisfied/Very Satisfied)	90%	35%
CAIDI — Average Restoration Time	2 hours and 15 minutes	20%
SAIFI — Average Outage per Customer	0.92 outages	15%
Capital Spending Budget	$125.8M	30%

Financial and Operating Incentive Goals.  The second level of the annual cash incentive consists of financial and operating performance goals. In 2006, these financial and operating goals consisted of earnings per share (EPS), both for the Company as a whole and for the utility operations, and Utility operating and maintenance costs per customer (O&M costs). Seventy percent of the award depends on attaining the EPS goals and the remaining 30% depends on keeping O&M costs below the specified level. The O&M cost is a measure that is directly related to maintaining reliable, cost-effective service levels to run the Company’s business efficiently. Each year, the Compensation Committee sets threshold, target and exceeds performance levels for each of these financial and operating goals. Amounts allocated to the annual cash incentive pool will be paid only if the Company achieves at least one of these goals.

Setting the Financial and Operating Incentive Goals.  The 2006 cash incentive plan was designed to focus each executive on the Company’s financial strategic goals. Continuing to gain financial strength, increasing shareholder value, and maintaining reliable cost-effective service levels to run our business efficiently are all key considerations when setting the goals.

To determine the Corporate and Utility EPS goals for the plan, the Compensation Committee, in conjunction with management, considers and incorporates the EPS target spread contained in the Company’s publicly disclosed earnings guidance ($1.30 to $1.45 Corporate EPS and $1.00 to $1.15 Utility EPS) and reviews this in light of the budgeted EPS numbers. For 2006, they set threshold, target, and exceeds levels based upon a range as shown in the table below. The earnings guidance for 2006 is referred to above in the limited context of the Company’s compensation programs for 2006 and should not be understood to be statements of management’s expectations or estimates of results of operations or compensation targets for 2007 or any other year.

The O&M Cost per Customer measure reflects operating efficiency and customer growth. The 2006 cash incentive plan places an emphasis on aggregate utility costs per customer targets to encourage company-wide teamwork and consistent results. The Utility O&M Cost per Customer target is based on the projected number of customers and O&M expense for 2006. These components are combined to create the O&M Cost per Customer measure. To determine the target, O&M expense (less estimated incentive payout) is divided by the projected customer count (customer growth increment based on 12 months of actual growth from the prior year added to the actual year-end December customer count).

The 2006 goals were:

Incentive Goals for 2006

					O&M Cost per Customer —
	Corporate and Utility EPS — 70% of Award				30% of Award
	30% of Total		40% of Total		30% of Total
		% of Target		% of Target	Utility Cost	% of Target
Levels	Corp. EPS	Award	Utility EPS	Award	per Customer	Award

Threshold	$1.15	50%	$0.95	50%	$277.25	50%
Target	$1.30	100%	$1.05	100%	$264.76	100%
Exceeds	$1.45	150%	$1.15	150%	$256.58	150%

2006 Results for the Annual Cash Incentive Plan

Upon completion of the fiscal year, the Compensation Committee assesses the performance of the Company for each objective of the plan comparing the actual fiscal year results to the pre-determined threshold, target, and exceeds levels for each objective, and an overall percentage amount for meeting the objectives is calculated and audited.

Based on this review, at its February 2007 meeting, the Compensation Committee determined that the Company satisfied 85% of the SPTs because it achieved the targets for customer satisfaction, average interruption duration (CAIDI) and capital spending, but did not achieve the target for average interruption frequency (SAIFI). The Compensation Committee determined that the Company exceeded the maximum target for Corporate and Utility EPS and fell slightly short of the target for O&M costs. As a result and at the same meeting, the Compensation Committee authorized payment of bonuses of 103% of base salary for the CEO, 46% of base salary for Mr. Meyer and 68% of base salary for the remaining NEOs.

Long-Term Equity Compensation

The Compensation Committee believes that equity compensation is the most effective means of creating a long-term link between the compensation provided to officers and other key management with gains realized by the shareholders. This program encourages participants to focus on long-term Company performance and provides an opportunity for executive officers and designated key employees to increase their ownership in the Company through grants of Company stock based on a three-year performance cycle. Through the use of long-term performance share and restricted stock grants, the Company is able to compensate executives for sustained increases in the Company’s stock performance, as well as long-term growth relative to its peer group for the relevant cycle.

The Company’s current Long-Term Incentive Plan authorizes various types of equity awards. The Compensation Committee reviews and approves any grants at their regularly scheduled quarterly meeting each February based upon various data, including analysis and recommendations from an external compensation consultant. The consultant reviews annual total direct compensation competitive with utility peer groups. The Company does not have a program, plan, or practice to coordinate the release of material non-public information with the actual delivery of shares at the end of the performance period.

From 2003 until 2005, performance shares were the only form of long-term equity compensation used by the Company. Performance share awards entitled recipients to receive shares at the end of the performance period if the specified performance targets were achieved. If the performance goals were achieved and the shares delivered, the participants also received a cash payment equal to the dividends that would have been paid on the delivered shares since the beginning of the performance period.

In 2005, the Compensation Committee asked Towers Perrin to conduct a study to compare the Company’s long-term equity compensation practices with those of the peer group. That study showed that most of the Companies in the peer group used more than one form of equity compensation, and that the most typical plan design in the utility industry was a combination of restricted shares with vesting based on the passage of time and performance share awards payable, if at all, at the end of a three-year performance period. In 2006, based on the Towers Perrin study, and because the Compensation Committee wanted to be competitive and believed that a combination of two types of awards was more likely to encourage retention than performance share awards alone, the Compensation Committee began granting restricted stock awards. As described more fully below, awards to NEOs, other than Mr. Ely, would vest over three years provided the recipient remained employed by the Company. Mr. Ely’s award would vest only upon attainment of performance goals.

For 2006, this plan design maintained the same target value as in the previous year, but 25% of the total value of the award was delivered through restricted stock and the remaining 75% consisted of a grant of performance shares. When making its individual decisions regarding long-term incentives, the Compensation Committee considers many factors. In addition to competitive market data, the Compensation Committee considers the amount of equity incentives currently outstanding and the number of shares available for future grants under the Long-Term Incentive Plan. As with the Company’s annual cash incentive plan, award opportunities are higher for those executives who have the greatest ability to directly influence overall Company performance.

As with all the components of executive compensation, the Compensation Committee determines all material aspects of the long-term incentive awards — who receives an award, the amount of the award, the timing of the award, as well as any other aspect of the award it may deem material. It can also determine the prorating or forfeiting of an award due to terminating employment for any reason other than retirement, disability or death, and assigning or transferring the participants award to a designated beneficiary as long as the award is subject to the same terms and conditions contained in the original agreement. The awards are reviewed and granted every year at the February Compensation Committee meeting. The Compensation Committee, in conjunction with the CEO, sets the awards for all NEOs. The Compensation Committee follows the plan document when certifying the attainment of performance goals and authorizing final payout of long-term incentive awards based upon actual stock performance relative to the peer group within the S&P 400 Utilities Index.

Performance Shares

The performance share awards are designed to provide a clear link to the long-term interests of shareholders by assuring that awards will be paid only if the Company attains positive shareholder return performance relative to our peers over a three-year period. The peer group for performance purposes consists of companies comprising the S&P 400 Utilities Index.

The amount of the payment with respect to any award is determined at the end of the three-year performance cycle based on the Company’s percentile ranking compared to the index, and is payable at the Compensation Committee’s option in either cash or Company common stock, or both. Dividend equivalents earned over the cycle based on the shares earned are paid in cash.

Range of Performance Share Opportunity

The number of performance shares delivered to executive officers at the end of the three-year cycle will range from 0 to 150% of the number awarded. Shareholder return must be positive and at least at the 45th percentile of the S&P 400 Utilities Index over the performance period to generate a threshold payout of 50% of the target number of shares allocated to each individual. If the relative shareholder return is below the 45th percentile of the peer group, then no participant will receive performance shares under the Long-Term Performance Share Plan. To receive 100% of the award, the Company must perform at the 55th percentile among the S&P 400 Utilities Index. Awards can be achieved up to the 150% level if the Company performs above the 85th percentile. Awards are interpolated for performance results. For example: if Avista’s total shareholder return ranking is in the 68th percentile, then the payout would result in 122% of target.

The following graph represents the relationship between the Company’s relative three-year total shareholder return (stock price appreciation plus reinvested dividends) and the award opportunity:

Performance Share Settlement

Every year, the Compensation Committee meets to settle and certify any issuance of shares upon the settlement of performance share awards. For performance shares granted in 2004 for the performance period ending December 31, 2006, the Compensation Committee held a special meeting on January 5, 2007 to review, certify, and settle the issuance of shares to executive officers under the Company’s Long-Term Incentive Plan. During the performance cycle from January 1, 2004 to December 31, 2006, the Company’s total market capitalization grew from a market cap of $875,993,443 on December 31, 2003 to a market cap of $1,330,053,307 on December 31, 2006, which placed the Company at the 68th percentile among the S&P 400 Utilities Index. Based on these results, the CEO and the COO, as well as all other NEOs, received 122% of the total number of performance shares covered by the 2004 awards.

Restricted Stock

The Company introduced restricted stock in 2006 to provide an incentive focused solely on growth of our Company stock. For all officers other than the CEO, the vesting of restricted stock is time-based, and the shares vest in three equal annual increments, provided the executive remains employed by the Company. If the employment of an executive officer terminates, all unvested shares are forfeited.

For the CEO, the restricted shares vest in equal installments over three years, but vesting is also based on the attainment of performance targets, so that the compensation will qualify as performance-based compensation and be tax-deductible by the Company. In order for the CEO’s restricted shares to vest, the Company’s return on equity (ROE) must exceed a hurdle rate equal to Avista’s ten-year cost of debt (which is close to the average maturity on the Company’s debt portfolio). ROE was selected as a performance measure as it measures the efficient use of equity capital. Using a ten-year cost of debt, the Compensation Committee determined that a 5.67% ROE hurdle was appropriate for 2006. The hurdle rate will be reset and reviewed by the Compensation Committee for each year of the performance period. For the CEO’s 2006 grant, Company ROE at or above this level must be achieved for shares to vest in a given year.

During the vesting period, the Company pays quarterly dividends on the outstanding restricted stock.

On February 8, 2007, the Compensation Committee certified that the performance hurdle tied to the restricted stock granted to the CEO exceeded the 5.67% ROE hurdle (actual ROE was 8.67%). Therefore, one-third of the restricted shares granted to the CEO in 2006 vested and were released of restrictions.

Other Benefits

All regular employees, including executive officers, are eligible for the Company’s qualified retirement or pension plan, the Company’s 401(k) plan (which includes Company matching contributions), health and dental coverage, Company-paid term life insurance, disability insurance, paid time off, and paid holidays. These plans are designed to be competitive with overall market practices and are in place to attract and retain the talent needed in the business. In addition, selected officers may be eligible to participate in the supplemental retirement plan and deferred compensation plan, and to receive other benefits as described below.

Supplemental Executive Retirement Plan

The Company’s retirement plan for all employees provides a traditional retirement benefit based on employees’ compensation and years of credited service. Earnings credited for retirement purposes represent the final average annual base salary of the employee for the highest 36 consecutive months during the last 120 months of service with the Company.

In addition to the Company’s retirement plan for all employees, the Company provides additional pension benefits through the Supplemental Executive Retirement Plan (SERP) to executive officers of the Company who have attained the age of 55 and a minimum of 15 years of credited service with the Company. The SERP is a non-qualified supplemental pension plan that allows the payment out of general assets to certain highly-compensated individuals of benefits calculated under the applicable tax-qualified plan benefit formula to the extent they exceed limits under that plan. The Company maintains the SERP to restore benefits to the level they otherwise would have been were it not for the limits established by Sections 415 and 401(a)(17) of the Internal Revenue Code. For purposes of the SERP, base salary for the executive officers is the amount under “Salary” in the Summary Compensation Table, which is the total base salary before taking into account any deferrals.

When combined with the traditional retirement plan, the SERP will provide benefits to executive officers, who retire at age 62 or older, of 2.5% of the final average annual base salary during the highest 60 consecutive months during the last 120 months of service for each credited year of service up to 30 years. When combined with the retirement plan, the plan will provide benefits to the CEO, if he retires on or after age 65, of 3% of final average base salary during the highest 60 consecutive months during the last 120 months of service for each credited year of service up to 30 years. Benefits will be reduced for executives who retire before age 62. Amounts deferred under the SERP after December 31, 2004 are also subject to Section 409A of the Internal Revenue Code. Certain provisions of the SERP have been modified in order to comply with the requirements of Section 409A and related guidance in connection with the Executive Deferral Plan. Details of the plan benefits and the amounts accrued to each NEO are found in the Pension Benefits Table on page 31.

The Compensation Committee believes that the pension plans and the SERP are an important part of the NEOs compensation. These plans serve a critically important role in the retention of senior executives, as benefits thereunder increase for each year that these executives remain employed. The plans thereby encourage our most senior executives to remain employed and continue their work on behalf of the shareholders.

Deferred Compensation

The Company maintains a 401(k) plan. All officers can voluntarily participate in this plan on the same terms and conditions as all other eligible employees.

In addition, selected high-level employees, including executive officers, are eligible to participate in the Executive Deferred Compensation plan, which provides the opportunity to defer up to 75% of base salary, up to 100% of cash bonuses, and up to 100% of performance share awards for payment at a future date. This plan is provided to be competitive in the executive talent market, and to provide executives with a tax-efficient savings method. The earnings accrued for deferred compensation are determined by actual earnings of designated mutual funds and Avista common stock and are not above-market returns. Deferrals under the Executive Deferred Compensation Plan made after December 31, 2004, are subject to the provisions of Section 409A of the Internal Revenue Code. Contributions for 2006 and year-end account balances can be found in the Executive Deferred Compensation table on page 29.

Company Self-Funded Death Benefit Plan

In order to provide death benefits to beneficiaries of executive officers who die during their term of office or after retirement, the Company has adopted an executive death benefit plan. Under the plan, an executive officer’s designated beneficiary will receive, as elected by the executive officer, either (a) a lump sum equal to twice the executive officer’s annual base salary at the time of death (or if death occurs after retirement, a lump sum equal to twice the executive officer’s total annual pension benefit) or (b) one quarter of such sum paid in each year over a ten-year period commencing within thirty days of the executive’s death. Amounts payable to the beneficiary are paid from the general assets of the Company. The present value of this benefit for each NEO can be found in the Potential Payment upon Termination or Change of Control Tables starting on page 32.

Supplemental Executive Disability Plan

The Supplemental Executive Disability Plan provides specified benefits to executive officers of the Company who become disabled and are unable to perform his/her job duties. The plan provides a benefit equal to 60% of the executive officer’s base annual salary at the date of disability reduced by the aggregate amount, if any, of disability benefits provided for under the Company’s Long-Term Disability Plan for employees, workers’ compensation benefits, and any benefit payable under provisions of the Federal Social Security Act. Benefits will be payable until the earlier of the executive officer’s date of retirement or age 65. The present value of this benefit for each NEO can be found in the Potential Payment upon Termination or Change of Control Tables.

Severance Benefits

None of our officers has severance benefits, with the exception of Ms. Durkin, who received a limited severance agreement in her employment letter that expires after two years of service with the Company. The severance benefit was negotiated with Ms. Durkin as part of her initial employment agreement to attract her from a previous employer. Upon Ms. Durkin’s employment, she was entitled to severance benefits (less applicable withholding taxes) at a rate equal to her current base salary, for a period of one year from the date of termination other than for cause, to be paid periodically in accordance with the Company’s normal payroll policies. The Company would also continue to provide her with regular Company medical health benefits for the period of the first three months following termination. This entitlement will cease completely at the second anniversary of Ms. Durkin’s employment.

Change in Control

The Compensation Committee believes it is important to provide protection to senior management in the event of a change in control. Further, the Compensation Committee believes that the interests of shareholders will be best served if the interests of our senior management are aligned with them, and that providing change in control benefits should eliminate, or at least reduce, the reluctance of senior management to pursue potential change in control transactions that may be in the best interests of the shareholders. The cash components are paid in a lump sum and are based on a multiple of base salary. Additional information regarding the change in control agreements including definitions of key terms and a quantification of benefits that would have been received by the NEOs had termination occurred on December 31, 2006, is found in the Potential Payment Upon Termination or Change of Control tables.

Pre-Set Diversification Plans

Officers of the Company are encouraged to own certain amounts of Avista common stock within a reasonable time after their employment or promotion to their current position.

The Company and the Compensation Committee have authorized the Company’s executive officers to enter into pre-set diversification plans established according to Rule 10b5-1 under the Exchange Act with an independent broker-dealer. These plans include specific instructions for the broker to exercise options or sell stock on behalf of the officer if the Company’s stock price reaches a specified level or certain events occur. The officer no longer has control over the decision to exercise or sell the securities subject to the plan. The purpose of such plans is to enable executive officers to recognize the value of their compensation in Company stock during periods in which the officer would be unable to buy or sell Company stock because important information about the Company had not yet been publicly released. Currently, five of the Company’s executive officers have such plans.

Compensation Committee Report

The Compensation Committee of the Board has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Members of the Compensation & Organization Committee of the Board

John Kelly	Roy Eiguren	John Taylor — Chair

Compensation Committee Interlocks and Insider Participation

There are no “Compensation Committee interlocks” or “insider participation” relationships which SEC regulations or NYSE listing standards would require to be disclosed in this proxy statement.

Summary Compensation Table — 2006

			Stock			Change in
			Awards			Pension and
			(Performance			Non-Qualified
			Shares and		Non-Equity	Deferred		Total
		Salary	Restricted	Option	Incentive Plan	Compensation	All Other	Compensation
Name and Principal Position	Year	(1)	Stock) ($)(2)	Awards ($)(3)	Compensation ($)(4)	Earnings ($)(5)	Comp. ($)(6)(7)	($)

G. G. Ely	2006	$710,029	$1,288,043	$73,406	$733,493	$510,404	$9,900	$3,325,275
Chairman of the Board & Chief Executive Officer
M. K. Malquist	2006	$338,398	$305,747	$51,750	$239,369	$146,523	$14,469	$1,096,256
Executive Vice President & Chief Financial Officer
S. L. Morris	2006	$351,703	$325,302	$17,719	$256,466	$154,406	$9,900	$1,115,496
President & Chief Operating Officer
M. M. Durkin	2006	$264,090	$184,013	$0	$181,231	$56,272	$38,520	$724,126
Sr. Vice President, General Counsel & Chief Compliance Officer
D. J. Meyer	2006	$240,000	$168,868	$17,719	$109,426	$127,819	$28,788	$692,620
Vice President & Chief Counsel for Regulatory & Governmental Affairs

(1)	Amounts earned in 2006; includes regular pay and paid time off.

(2)	Stock awards are comprised of awards under the Company’s Long Term Incentive Plan of Performance Shares and Restricted Stock granted since 2004. Amounts recorded in this column represent the compensation expense recognized by the Company in accordance with SFAS 123(R) for the year ended December 31, 2006. Assumptions used in the calculation of these amounts are included in note 24 of the Company’s audited financial statements for the year ended December 31, 2006 included in the Company’s Annual Report on Form 10-K (Form 10-K) filed with the SEC on February 27, 2007. Forfeitures of stock awards were disregarded in determing amounts in this column.

(3)	Amounts in this column represent stock options that vested in 2006 from the 2002 grant. Options vested over a four-year period with 25% of the award vesting each year. Beginning in 2003, the Compensation Committee discontinued awarding stock options to employees and NEOs. Amounts recorded in this column represent the compensation expense recognized by the Company in accordance with SFAS 123(R) for the year ended December 31, 2006. Assumptions used in the calculation of these amounts are included in note 24 of the Company’s audited financial statements for the year ended December 31, 2006 included in the Company’s Form 10-K filed with the SEC on February 27, 2007. Forfeitures of stock awards were disregarded in determing amounts in this column.

(4)	Annual short-term cash incentive awards earned by NEOs for 2006 performance in accordance with the Executive Incentive Compensation Plan. See the CD&A for further explanation.

(5)	The change in pension amounts for each NEO is the difference in the December 31, 2006 and December 31, 2005 present values of the accrued benefit at normal retirement age (the earliest age at which retirement benefits may be received by the NEO without any reduction in benefits). The increase in the value of pension benefits is due to one year additional service, higher final average earnings, the passage of time, and changes in interest and mortality assumptions for calculating present values. The present value calculated at December 31, 2005 utilizes the GAM 83 mortality table and discount rate of 5.75%. The present value at December 31, 2006 utilizes the RP2000 mortality table and 6.15% discount rate. There were no above-market earnings for the Company’s Executive Deferred Compensation Plan.

(6)	The Company does not provide any perquisites or other personal benefits to its NEOs.

(7)	Includes employer matching contributions under both the Executive Deferred Compensation Plan and the Investment and Employee Stock Ownership Plan (401(k) plan). The Company makes matching contributions on behalf of all its employees who make regular contributions of their wages, salary, cash incentive, and overtime to the 401(k) plan during the plan year. The Company matching contributions to the 401(k) plan are $0.75 for every $1.00 of regular employee contributions up to a maximum 6% of compensation allowed in qualified plans. The Company matching contribution under the Executive Deferred Compensation Plan is equal to $0.75 for every $1.00 contributed up to a maximum of 6% of the executive’s base pay less the amount already contributed to the 401(k) plan on his/her behalf for the plan year. Also includes cash-outs for unused, paid time-off accrued under the Company’s One-Leave Program and any relocation expenses. Ms. Durkin received final settlement of relocation expenses in 2006 for her move to Spokane in light of her employment with the Company in 2005. Mr. Meyer cashed out 160 hours of his accrued unused paid time-off totaling $17,538, which was allowed under the Company’s One Leave Program for all employees.

The All Other Compensation amounts are shown in the following table:

		Investment and
	Executive	Employee Stock
	Deferred	Ownership Plan				Total
	Compensation Plan	(401(k) plan)	One-Leave		Relocation	All Other
Name	Company Match	Company Match	Cash Outs		Expenses	Compensation

Ely	$0	$9,900	$0		$0	$9,900
Malquist	$4,569	$9,900	$0		$0	$14,469
Morris	$0	$9,900	$0		$0	$9,900
Durkin	$0	$9,900	$0		$28,620	$38,520
Meyer	$1,350	$9,900	$17,538(160 hours	)	$0	$28,788

Grants of Plan-Based Awards — 2006

									All Other	All Other
									Stock	Option		Grant
									Awards:	Awards:	Exercise or	Date Fair
						Estimated Future Payouts			Number of	Number of	Base	Value of
						Under Equity Incentive Plan			Shares of	Securities	Price of	Stock and
			Estimated Future Payouts Under			Awards(3)			Stock or	Underlying	Option	Option
	Approval	Grant	Non-Equity Incentive Plan Awards(2)			Threshold	Target	Maximum	Units	Options	Awards	Awards
Name	Date(1)	Date(1)	Threshold	Target	Maximum	(#)	(#)	(#)	(#)(5)	(#)	($/Sh)	($)(6)

G. G. Ely	02/09/06	02/09/06	$321,750	$643,500	$965,250
G. G. Ely	02/09/06	02/09/06				23,800	47,600	71,400				$855,848
G. G. Ely(4)	02/09/06	06/14/06					12,600	12,600				$274,806

M. K. Malquist	02/09/06	02/09/06	$105,000	$210,000	$315,000
M. K. Malquist	02/09/06	02/09/06				5,750	11,500	17,250				$206,770
M. K. Malquist	02/09/06	05/01/06							3,000			$62,940
M. K. Malquist	05/12/06	05/12/06				850	1,700	2,550				$35,134
M. K. Malquist	05/12/06	05/22/06							500			$11,055

S. L. Morris	02/09/06	02/09/06	$112,500	$225,000	$337,500
S. L. Morris	02/09/06	02/09/06				5,750	11,500	17,250				$206,770
S. L. Morris	02/09/06	05/01/06							3,000			$62,940
S. L. Morris	05/12/06	05/12/06				2,000	4,000	6,000				$82,668
S. L. Morris	05/12/06	05/22/06							1,000			$22,110

M. M. Durkin	02/09/06	02/09/06	$79,498	$158,995	$238,493
M. M. Durkin	02/09/06	02/09/06				5,750	11,500	17,250				$206,770
M. M. Durkin	02/09/06	05/01/06							3,000			$62,940

D. J. Meyer	02/09/06	02/09/06	$48,000	$96,000	$144,000
D. J. Meyer	02/09/06	02/09/06				1,950	3,900	5,850				$70,122
D. J. Meyer	02/09/06	05/01/06							1,000			$20,980

(1)	The approval date is the date the Compensation Committee approves the grant of performance shares, restricted stock or non-equity incentive awards. The award date reflects the date that the NEO receives their agreement for the award of restricted stock.

(2)	Annual incentive cash awards granted to NEOs for 2006 performance in accordance with the Executive Incentive Compensation Plan. (The amounts actually paid to NEOs for 2006 performance appear in the Non-Equity Incentive Plan column of the Summary Compensation Table.) See the CD&A for further explanation.

(3)	Performance shares are granted under the Long Term Incentive Plan which have a performance cycle of three years. The number of contingent shares varies based on the Company’s three-year relative total shareholder return compared to the returns reported in the S&P 400 Utilities Index. Dividend equivalents are paid in cash based on the total number of shares earned at the end of the performance cycle. See the CD&A for further explanation.

(4)	In 2006, Mr. Ely was granted restricted stock that vests over a three-year period based on a specified performance threshold — 1/3 of the shares are released from restriction on an annual basis. See the CD&A for further explanation.

(5)	In 2006, the NEOs, with the exception of Mr. Ely, received restricted stock awards that vest over a three-year period — 1/3 of the shares are released from restriction on an annual basis. During the vesting period, individuals receive dividend equivalents on the unvested shares.

(6)	Amounts recorded in this column represent the grant date fair value of the award in accordance with SFAS 123(R). Assumptions used in the calculation of these amounts are included in note 24 of the Company’s audited financial statements for the year ended December 31, 2006 included in the Company’s Form 10-K filed with the SEC on February 27, 2007.

The Company currently does not have any employment agreements with its NEOs, with the exception of Mr. Malquist and Ms. Durkin, both of whom have been with the Company for less than five years. The material terms of their employment agreements are described below:

Employment Agreement — M. K. Malquist

The Company entered into an employment agreement with Mr. Malquist, effective October 1, 2002, pursuant to which the Company agreed to employ Mr. Malquist as Senior Vice President and Chief Financial Officer on a year-to-year basis. The employment agreement entitles Mr. Malquist to receive an annual base salary of $245,000 subject to increases, if any, as determined by the Board. The agreement also provides that Mr. Malquist shall be entitled to participate in the Company’s employee benefit plans generally available to executive officers, and is also entitled to not less than 33 days paid leave pursuant to the Company’s One-Leave Program. In addition, Mr. Malquist will be eligible to participate in the SERP once he has reached five years of service and at least age 55. After five years of service, he will be credited with three years vesting service and two years benefit service for each completed year of employment (meeting a minimum of 1,000 hours of service and credited with 1/12th of a year for every 173 1/3 hours worked up to a maximum of 12 months credited per year). No benefits will be payable to Mr. Malquist under the retirement plan if he leaves the Company with fewer than five years of service. Mr. Malquist was also granted an option to purchase 50,000 shares of Company common stock, with an exercise price equal to the fair market value on October 1, 2002.

Employment Agreement — M. M. Durkin

The Company entered into an employment agreement with Ms. Durkin, effective August 1, 2005, pursuant to which the Company agreed to employ Ms. Durkin as Senior Vice President and General Counsel on a year-to-year basis. The employment agreement entitles Ms. Durkin to receive an annual base salary of $260,000 subject to increases, if any, as determined by the Board. The agreement also provides that Ms. Durkin shall be entitled to participate in the Company’s employee benefit plans generally available to executive officers, and was also entitled to 15 days paid leave pursuant to the Company’s One-Leave Program. Commencing on her employment date, Ms. Durkin’s one leave will be accumulated on an accrual basis each pay period based upon years of service according to the plan provisions. In addition, Ms. Durkin will be eligible to participate in the SERP once she has reached five years of service. After five years, Ms. Durkin will receive a “two for one” credit for vesting service for each completed year of full-time service from year six through year ten (employment service). Her five-year employment anniversary triggers commencement of the additional vesting service credit. There is no “two for one”

credit prior to completion of her fifth year of employment or after completion of her tenth year of employment. Ms. Durkin was also granted up to $35,000 in relocation expenses and 15,500 performance shares, with a potential payout of 0% — 150% of each grant based on a 3-year performance cycle. Ms. Durkin is also entitled to severance benefits (less applicable withholding taxes) at a rate equal to her current base salary, for a period of one year from the date of termination other than for cause, to be paid periodically in accordance with the Company’s normal payroll policies. The Company would also continue to provide her with regular Company medical health benefits for the period of the first three months following termination. This entitlement will cease completely at the second anniversary of Ms. Durkin’s employment.

Outstanding Equity Awards at Fiscal Year-End — 2006

					Stock Awards
									Equity
									Incentive
							Equity		Plan
							Incentive		Awards:
							Plan		Market
							Awards:		or Payout
							Number		Value of
						Market	of Unearned		Unearned
		Option Awards			Number of	Value of	Shares,		Shares,
		Number of			Shares or	Shares or	Units,		Units,
		Securities			Units of	Units of	or Other		or Other
		Underlying			Stock	Stock	Rights		Rights
		Unexercised	Option	Option	that	That	That		That
	Date of	Options (#)	Exercise	Expiration	Have Not	Have Not	Have not		Have Not
Name	Grant	Exercisable(1)	Price ($)(2)	Date(3)	Vested (#)(4)	Vested ($)(5)	Vested(6)		Vested ($)(7)

G.G. Ely	11/12/1998	12,500	$18.63	11/12/2008
G.G. Ely	11/11/1999	35,000	$17.31	11/11/2009
G.G. Ely	11/09/2000	50,000	$22.54	11/09/2010
G.G. Ely	02/09/2001	50,000	$16.48	02/09/2011
G.G. Ely	11/08/2001	145,000	$11.80	11/08/2011
G.G. Ely	11/07/2002	108,750	$10.17	11/07/2012
G.G. Ely	02/10/2005						96,600		$2,553,138
G.G. Ely	02/09/2006						71,400		$1,848,189
G.G. Ely	06/14/2006						8,400	(8)	$212,604
M. K. Malquist	09/30/2002	50,000	$11.03	09/30/2012
M. K. Malquist	11/07/2002	26,250	$10.17	11/07/2012
M. K. Malquist	02/10/2005						23,250		$614,498
M. K. Malquist	02/09/2006						17,250		$446,516
M. K. Malquist	05/01/2006				2,000	$50,620
M. K. Malquist	05/12/2006						2,550		$66,007
M. K. Malquist	05/22/2006				333	$8,428
S. L. Morris	11/12/1998	3,700	$18.63	11/12/2008
S. L. Morris	11/11/1999	3,800	$17.31	11/11/2009
S. L. Morris	11/09/2000	11,000	$22.54	11/09/2010
S. L. Morris	11/09/2000	15,000	$22.54	11/09/2010
S. L. Morris	11/08/2001	35,000	$11.80	11/08/2011
S. L. Morris	11/07/2002	26,250	$10.17	11/07/2012
S. L. Morris	02/10/2005						23,250		$614,498
S. L. Morris	02/09/2006						17,250		$446,516
S. L. Morris	05/01/2006				2,000	$50,620
S. L. Morris	05/12/2006						6,000		$155,310
S. L. Morris	05/22/2006				666	$16,856
M. M. Durkin	08/01/2005						23,250		$614,498
M. M. Durkin	02/09/2006						17,250		$446,516
M. M. Durkin	05/01/2006				2,000	$50,620

					Stock Awards
								Equity
								Incentive
							Equity	Plan
							Incentive	Awards:
							Plan	Market
							Awards:	or Payout
							Number	Value of
						Market	of Unearned	Unearned
		Option Awards			Number of	Value of	Shares,	Shares,
		Number of			Shares or	Shares or	Units,	Units,
		Securities			Units of	Units of	or Other	or Other
		Underlying			Stock	Stock	Rights	Rights
		Unexercised	Option	Option	that	That	That	That
	Date of	Options (#)	Exercise	Expiration	Have Not	Have Not	Have not	Have Not
Name	Grant	Exercisable(1)	Price ($)(2)	Date(3)	Vested (#)(4)	Vested ($)(5)	Vested(6)	Vested ($)(7)

D. J. Meyer	09/16/1998	14,540	$18.31	09/16/2008
D. J. Meyer	09/16/1998	5,460	$18.31	09/16/2008
D. J. Meyer	11/12/1998	12,500	$18.63	11/12/2008
D. J. Meyer	11/11/1999	20,000	$17.31	11/11/2009
D. J. Meyer	11/09/2000	24,000	$22.54	11/09/2010
D. J. Meyer	11/08/2001	35,000	$11.80	11/08/2011
D. J. Meyer	11/07/2002	26,250	$10.17	11/07/2012
D. J. Meyer	02/10/2005						7,950	$210,119
D. J. Meyer	02/09/2006						5,850	$151,427
D. J. Meyer	05/01/2006				666	$16,856

(1)	Stock options were granted from 1998 to 2002. (In 2003, the Compensation Committee discontinued awarding stock options to employees and NEOs.) Options vested over a four-year period with 25% of the award vesting each year. In November 2006, the last options granted in 2002 vested based on the four-year vesting period and became exercisable.

(2)	Option exercise price based on the average of the high and low stock price on the date of grant.

(3)	Options have a term life of ten years from grant date.

(4)	Number of restricted shares that remain unvested as of December 31, 2006.

(5)	Market value of restricted stock based on the closing stock price as reported on December 29, 2006.

(6/7)	Performance shares have been adjusted to reflect the maximum number of shares potentially released under this program as the previous fiscal year’s performance exceeded the targeted performance measure. These amounts were calculated as if the performance period ended on December 31, 2006 and also include dividend equivalents. Since Mr. Ely’s restricted stock has a performance target, it has been included in this column based on the targeted payout. Market value is based on the closing stock price as reported on December 29, 2006. Amounts also include any dividend equivalents.

(8)	Number of restricted shares that remain unvested for Mr. Ely. Amount shown is 2/3 of the grant that has not yet vested. On February 8, 2007, the Compensation Committee certified that the ROE performance hurdle tied to the restricted stock granted to Mr. Ely exceeded the threshold of 5.67% ROE. Therefore, one-third of the restricted shares granted vested and were released of restrictions.

Option Exercises and Stock Vested as of December 31, 2006

			Stock Awards
	Option Awards		Number
	Number of Shares	Value	of Shares		Value
	Acquired on	Realized on	Acquired on		Realized on
Name	Exercise (#)	Exercise ($)	Vesting (#)		Vesting ($)

G. G. Ely			78,568	(1)	$2,078,124
			4,200	(2)	$107,982
M. K. Malquist			18,910	(1)	$500,170
			1,167	(3)	$29,794
S. L. Morris			18,910	(1)	$500,170
			1,334	(3)	$34,057
M. M. Durkin			1,000	(3)	$25,530
D. J. Meyer			18,910	(1)	$500,170
			334	(3)	$8,527

(1)	Performance shares — Benchmarked at the 68th percentile for total shareholder return against companies included in our peer group. This resulted in a distribution of 122% of the initial shares granted. Valuation includes both the value of the shares and dividend equivalents.

(2)	Mr. Ely was granted restricted stock that is released of restrictions 1/3 each year based on the Company achieving an annual performance target. The performance target was achieved in 2006. Therefore, one-third of Mr. Ely’s restricted stock was released of restrictions. Value is based on the close of business on February 8, 2007 at a price of $25.71, the day the Compensation Committee certified that the performance target was met.

(3)	The NEOs received 1/3 of their restricted stock award. Value is based on the close of business for the first trading day in 2007.

Non-Qualified Deferred Compensation Plan — 2006

The following table shows the non-qualified deferred compensation activity for the NEOs accrued to date up through December 31, 2006:

		Company	Aggregate
	Executive	Contributions in	Earnings	Aggregate	Aggregate Balance
	Contributions in	Last Fiscal Year	in Last	Withdrawals/	at Last Fiscal
	Last Fiscal	(Company Match)	Fiscal Year	Distributions	Year-End
Name	Year ($)(1)	($)(2)	($)(3)	($)	($)

G. G. Ely	$0	$0	$386,908	$0	$2,118,933
M. K. Malquist	$285,772	$4,569	$76,829	$0	$472,941
S. L. Morris	$0	$0	$38,089	$0	$296,237
M. M. Durkin	$0	$0	$0	$0	$0
D. J. Meyer	$86,762	$1,350	$36,222	$0	$292,538

(1)	Eligible employees may elect to defer up to 75% of their base annual salary, up to 100% of their annual bonus and up to 100% of their eligible performance award. This column represents deferrals of this compensation during the last fiscal year. See the Summary Compensation Table for further explanation.

(2)	The Company matching contribution under the Executive Deferred Compensation Plan is equal to $0.75 for every $1.00 contributed up to a maximum of 6% of the executive’s base pay less the amount contributed to the 401(k) plan on his/her behalf for the plan year.

(3)	Earnings reflect the market returns of the NEOs’ respective asset allocations. The earnings accrued for deferred compensation are determined by actual earnings of Avista common stock and mutual funds. The Compensation Committee selects the mutual funds to be made available to participants in the plan, and the participants may allocate their accounts among these investments, including Avista common stock. The mutual funds currently available include the following:

		One Year Return as
Fund	Ticker Symbol	of 12/31/06

American Funds EuroPacific Growth	REREX	21.83%
Aston Montag & Caldwell Growth I	MCGIX	8.36%
Avista common stock	AVA	40.94%
Dreyfus Short Term Intermediate Government	DSIGX	3.58%
Legg Mason Value Trust	LMNVX	6.92%
PIMCO Total Return	PTRAX	3.74%
RS Investments Partners	RSPFX	11.22%
TCM Small Cap Growth	TCMSX	18.78%
T. Rowe Price Mid Cap Growth	RPMGX	6.79%
T. Rowe Price Personal Strategy Balanced	TRPBX	11.92%
Wells Fargo Adv Index	NVINX	15.47%
Wells Fargo Cash Investment Money Market	NWIXX	4.64%

Pension Benefits — 2006

The table below reflects benefits pursuant to the Retirement Plan for Employees and the SERP for the NEOs. The Company’s Retirement Plan for Employees provides a retirement benefit based upon employees’ compensation and years of credited service. Earnings credited for retirement purposes represent the final average annual base salary of the employee for the highest 36 consecutive months during the last 120 months of service with the Company. Base salary for the NEOs is the amount under “Salary” in the Summary Compensation Table.

The SERP provides additional pension benefits to executive officers of the Company, who have attained the age of 55 and a minimum of 15 years of credited service with the Company. The plan is intended to provide benefits to executive officers whose pension benefits under the Company’s Retirement Plan are reduced due to the application of limitations on qualified plans of the Internal Revenue Code of 1986 and the deferral of salary pursuant to the Executive Deferred Compensation Plan. When combined with the Retirement Plan, the plan will provide benefits to executive officers, who retire at age 62 or older, of 2.5% of the final average annual base salary during the highest 60 consecutive months during the last 120 months of service for each credited year of service up to 30 years. When combined with the Retirement Plan, the plan will provide higher benefits to the CEO, if he retires on or after age 65, of 3% of final average base salary during the highest 60 consecutive months during the last 120 months of service for each credited year of service up to 30 years. Benefits will be reduced for executives who retire before age 62. Amounts deferred under the SERP after December 31, 2004 are also subject to Section 409A of the Internal Revenue Code. During 2006 certain provisions of the SERP were modified in order to comply with the requirements of Section 409A and related guidance in connection with the Executive Deferred Compensation Plan.

		Number of Years	Present Value of	Payments During
		Credited Service	Accumulated	Last Fiscal
Name	Plan Name	(#)(1)	Benefit ($)	Year ($)

G. G. Ely	Retirement Plan	39.83	$1,479,129	$0
	SERP — pre 2005(2)	30.00	$1,290,251	$0
	SERP 2005+(3)	30.00	$1,728,952	$0
M. K. Malquist(4)	Retirement Plan	4.25	$73,542	$0
	SERP — pre 2005(2)	2.25	$17,035	$0
	SERP 2005+(3)	8.50	$358,067	$0
S. L. Morris	Retirement Plan	25.17	$582,998	$0
	SERP — pre 2005(2)	23.17	$67,915	$0
	SERP 2005+(3)	25.17	$524,990	$0
M. M. Durkin(5)	Retirement Plan	1.42	$24,455	$0
	SERP — pre 2005(2)	NA	NA	$0
	SERP 2005+(3)	1.42	$31,817	$0
D. J. Meyer(6)	Retirement Plan	8.25	$178,272	$0
	SERP — pre 2005(2)	26.25	$1,599,433	$0
	SERP 2005+(3)	28.25	$54,427	$0

(1)	SERP participants can only earn a maximum of 30 years of credited service in the SERP no matter how many years they actually have with the Company.

(2/3)	Effective January 1, 2005 the SERP was modified to comply with requirements of Internal Revenue Code Section 409A. This plan is noted as SERP 2005+. The plan prior to this date, SERP pre-2005, was grandfathered and is not subject to these requirements.

(4)	Mr. Malquist will be eligible to participate in the SERP once he has reached five (5) years of service and at least age 55. After five (5) years of service, he will be credited with three (3) years vesting service and two (2) years benefit service for each completed year of employment (meeting a minimum of 1,000 hours of service and credited with 1/12th of a year for every 173 1/3 hours worked up to a maximum of twelve (12) months credited per year). No benefits will be payable to Mr. Malquist under the retirement plan if he leaves the Company with fewer than five years of service. See details of Mr. Malquist’s employment agreement on page 26.

(5)	Ms. Durkin will be eligible to participate in the SERP once she has reached five (5) years of service. After five (5) years, Ms. Durkin will receive a “two for one” credit for Vesting Service for each completed year of full-time service from year six through year ten (employment service). Her five-year employment anniversary triggers commencement of the additional Vesting Service credit. There is no “two for one” credit prior to completion of her fifth year of employment or after completion of her tenth year of employment. See details of Ms. Durkin’s employment agreement on page 26.

(6)	Mr. Meyer was granted twenty (20) years of credited service upon his employment.

Potential Payment Upon Termination or Change of Control

The Company has Change of Control Agreements with all of the NEOs. The agreements will provide compensation and benefits to the NEOs in the event of a change of control of the Company. Pursuant to the terms of the agreements, the named executive officers agree to remain in the employ of the Company for three years following a change of control of the Company, and will receive an annual base salary equal to at least 12 times the highest monthly base salary paid to such executive officer in the 12 months preceding the change of control. In addition to the annual base salary, each NEO will receive an annual bonus at least equal to such executive officer’s highest bonus paid by the Company under the Company’s Annual Incentive Compensation Plan for the three fiscal years preceding the change of control (the “Recent Annual Bonus”). If employment is terminated by the Company for other than cause or by such executive officer for good reason during the first three years after a change of control, the executive officer will receive a payment equal to the sum of: (i) the base salary due to such executive officer as of the date of termination; (ii) a proportionate bonus due to such executive officer as of the same date based upon the higher of the Recent Annual Bonus and the named executive officer’s annual bonus for the last fiscal year (the “Highest Annual Bonus”); and (iii) a lump sum payment equal to two or three times the named executive’s annual base salary (depending on executive’s level) plus the Highest Annual Bonus. The NEO will also receive all unpaid deferred compensation and vacation pay, may continue to receive employee welfare benefits for up to a three-year maximum from the date of termination, and may receive outplacement assistance. The NEO will also be entitled to a lump sum payment equal to the actuarial present value of the benefit under the Company’s retirement plans that such executive officer would have received if the NEO had remained in the employ of the Company for two or three years after the date of termination, based upon senior level and vice president level. If any payments to the NEO would be subject to the excise tax on excess parachute payments imposed by Section 4999 of the Internal Revenue Code, the agreements also provide that such executive officer may be entitled to a gross-up payment from the Company to cover the excise tax and any additional taxes on the gross-up payment. If payments (other than the gross-up payment) to the named executive officer do not exceed 110% of the maximum amount the NEO could receive without triggering the excise tax, the payments to such executive officer will be reduced to that maximum amount and such executive officer will not receive a gross-up payment.

Payments required by these agreements, as well as payments provided by the other Company compensation arrangements described above, are summarized in the tables below.

	Potential Payment Upon Termination or Change of Control(1)
						Involuntary
						Termination
	Change in	Voluntary				With or
	Control	Termination	Retirement	Death	Disability	Without Cause

Gary G. Ely
Chairman of the Board &
Chief Executive Officer
Compensation Components
Severance(2)	$4,345,480	$0	$0	$0	$0	$0
Intrinsic Value of Accelerated Equity(3)	$1,819,205	$0	$1,497,527	$1,497,527	$1,497,527	$0
Retirement Benefits(4)	$2,938,363	$0	$180,328	$0	$0	$0
Retiree Medical(5)	$0	$0	$0	$0	$0	$0
Health Benefits(6)	$30,237	$0	$0	$0	$0	$0
Death Benefit(7)	$0	$0	$0	$2,612,633	$0	$0
Supplemental Disability Benefit(8)	$0	$0	$0	$0	$1,531,536	$0
280-G Tax Gross-Up(9)	$3,648,660	$0	$0	$0	$0	$0

Total	$12,781,945	$0	$1,677,855	$4,110,160	$3,029,063	$0

(1)	Assumes executive is retirement eligible. All scenarios assume termination occurred on December 31, 2006.

(2)	Amount is equal to three times the highest base pay and bonus amounts for the prior three years.

(3)	Assumes full acceleration of restricted stock and prorated acceleration of performance shares (for 2005 and 2006) with termination after a change of control, prorated acceleration after death, disability, and retirement, and all forfeited in the event of voluntary or involuntary termination. Under death, disability and retirement, achievement of performance goals were assumed to be 100%, although in actuality the participant must wait until the end of the performance period to receive his/her prorated amount using the actual performance for the entire measurement period.

(4)	The value of retirement benefits shown in the Termination Scenario Table are in addition to the value of benefits shown in the Pension Benefits Table. For change in control, three years of additional benefit service are included when calculating the SERP value, offset by the value of qualified pension plan benefits. Change in control additional benefits are payable immediately as a lump sum. For retirement, benefits are assumed payable as an annuity starting on December 31, 2006 using the SERP benefit multiplier and early retirement reductions applicable at that date.

(5)	Retiree medical benefits are generally available to all employees who meet age and service eligibility requirements.

(6)	For a change in control, Mr. Ely would be credited with three years of continued health coverage.

(7)	The “death benefit” is referred to in the CD&A as the Company Self-Funded Death Benefit Plan. Amount shown is the present value of 25% of twice annual base salary paid annually over a ten-year certain period using a discount rate of 6.15%.

(8)	The supplemental disability benefit is 60% of base annual pay reduced by benefits available from the Avista Corp. Long-term Disability Plan, Workers Compensation (if applicable), and Social Security. Amount shown is the present value of the annual disability benefit payable to age 65. Present value was determined by using a discount rate of 6.15% and the RP2000 mortality table for males and females.

(9)	A “gross-up” is a contract provision that indicates the Company will pay the excise tax (and all associated taxes) resulting from payments received by the individual with respect to the change in control, such that the individual is left with the full, normally taxable amount of the benefit to which the individual is entitled. The excise tax amount is based on the Company’s best estimate of the individual’s liabilities under Internal Revenue Code Sections 280G and 4999, assuming the termination caused by change in control occurred on December 31, 2006.

	Potential Payment Upon Termination or Change of Control(1)
						Involuntary
						Termination
	Change in	Voluntary				With or
	Control	Termination	Retirement	Death	Disability	without Cause

Malyn K. Malquist
Executive Vice President &
Chief Financial Officer
Compensation Components
Severance(2)	$1,768,106	$0	$0	$0	$0	$0
Intrinsic Value of Accelerated Equity(3)	$464,571	$0	$375,216	$375,216	$375,216	$0
Retirement Benefits(4)	$765,392	$0	$0	$0	$0	$0
Retiree Medical(5)	$0	$0	$0	$0	$0	$0
Health Benefits(6)	$41,467	$0	$0	$0	$0	$0
Death Benefit(7)	$0	$0	$0	$1,278,911	$0	$0
Supplemental Disability Benefit(8)	$0	$0	$0	$0	$1,124,014	$0
280-G Tax Gross-Up	$1,234,877	$0	$0	$0	$0	$0

Total	$4,274,413	$0	$375,216	$1,654,127	$1,499,230	$0

(1)	All scenarios assume termination occurred on December 31, 2006.

(2)	Amount is equal to three times the highest base pay and bonus amounts for the prior three years.

(3)	Assumes full acceleration of restricted stock and prorated acceleration of performance shares (for 2005 and 2006) with termination after a change of control, prorated acceleration after death, disability, and retirement, and all forfeited in the event of voluntary or involuntary termination. Under death, disability, and retirement, achievement of performance goals were assumed to be 100%, although in actuality the participant must wait until the end of the performance period to receive his/her prorated amount using the actual performance for the entire measurement period.

(4)	The value of retirement benefits shown in the Termination Scenario Table are in addition to the value of benefits shown in the Pension Benefits Table. For change in control, three years of additional benefit service are included when calculating the SERP value, offset by the value of qualified pension plan benefits. Change in control additional benefits are payable immediately as a lump sum. For retirement, benefits are assumed payable as an annuity starting on December 31, 2006 using the SERP benefit multiplier and early retirement reductions applicable at that date.

(5)	Retiree medical benefits are generally available to all employees who meet age and service eligibility requirements.

(6)	For a change in control, Mr. Malquist would be credited with three years of continued health coverage.

(7)	The “death benefit” is explained in the CD&A under Company Self-Funded Death Benefit Plan. Amount shown is the present value of 25% of twice annual base salary paid annually over a ten-year certain period using a discount rate of 6.15%.

(8)	The supplemental disability benefit is 60% of base annual pay reduced by benefits available from the Avista Corp. Long-term Disability Plan, Workers Compensation (if applicable), and Social Security. Amount shown is the present value of the annual disability benefit payable to age 65. Present value was determined by using a discount rate of 6.15% and the RP2000 mortality table for males and females.

(9)	A “gross-up” is a contract provision that indicates the Company will pay the excise tax (and all associated taxes) resulting from payments received by the individual with respect to the change in control, such that the individual is left with the full, normally taxable amount of the benefit to which the individual is entitled. The excise tax amount is based on the Company’s best estimate of the individual’s liabilities under Internal Revenue

Code Sections 280G and 4999, assuming the termination caused by change in control occurred on December 31, 2006.

	Potential Payment Upon Termination or Change of Control(1)
						Involuntary
						Termination
	Change in	Voluntary				With or
	Control	Termination	Retirement	Death	Disability	Without Cause

Scott L. Morris
President & Chief Operating
Officer
Compensation Components
Severance(2)	$1,894,399	$0	$0	$0	$0	$0
Intrinsic Value of Accelerated Equity(3)	$496,842	$0	$394,722	$394,722	$394,722	$0
Retirement Benefits(4)	$542,466	$0	$0	$0	$0	$0
Retiree Medical(5)	$0	$0	$0	$0	$0	$0
Health Benefits(6)	$41,467	$0	$0	$0	$0	$0
Death Benefit(7)	$0	$0	$0	$750,000	$0	$0
Supplemental Disability Benefit(8)	$0	$0	$0	$0	$1,060,734	$0
280-G Tax Gross-Up	$1,205,911	$0	$0	$0	$0	$0

Total	$4,181,085	$0	$394,722	$1,144,722	$1,455,456	$0

(1)	All scenarios assume termination occurred on December 31, 2006.

(2)	Amount is equal to three times the highest base pay and bonus amounts for the prior three years.

(3)	Assumes full acceleration of restricted stock and prorated acceleration of performance shares (for 2005 and 2006) with termination after a change of control, prorated acceleration after death, disability, and retirement, and all forfeited in the event of voluntary or involuntary termination. Under death, disability, and retirement, achievement of performance goals were assumed to be 100%, although in actuality the participant must wait until the end of the performance period to receive his/her prorated amount using the actual performance for the entire measurement period.

(4)	The value of retirement benefits shown in the Termination Scenario Table are in addition to the value of benefits shown in the Pension Benefits Table. For change in control, three years of additional benefit service are included when calculating the SERP value, offset by the value of qualified pension plan benefits. Change in control additional benefits are payable immediately as a lump sum. For retirement, benefits are assumed payable as an annuity starting on December 31, 2006 using the SERP benefit multiplier and early retirement reductions applicable at that date.

(5)	Retiree medical benefits are generally available to all employees who meet age and service eligibility requirements.

(6)	For a change in control, Mr. Morris would be credited with three years of continued health coverage.

(7)	The “death benefit” is explained in the CD&A under Company Self-Funded Death Benefit Plan. Amount shown is twice the annual base salary paid in a lump sum.

(8)	The supplemental disability benefit is 60% of base annual pay reduced by benefits available from the Avista Corp. Long-term Disability Plan, Workers Compensation (if applicable), and Social Security. Amount shown is the present value of the annual disability benefit payable to age 65. Present value was determined by using a discount rate of 6.15% and the RP2000 mortality table for males and females.

(9)	A “gross-up” is a contract provision that indicates the Company will pay the excise tax (and all associated taxes) resulting from payments received by the individual with respect to the change in control, such that the individual is left with the full, normally taxable amount of the benefit to which the individual is entitled. The excise tax amount is based on the Company’s best estimate of the individual’s liabilities under Internal Revenue

Code Sections 280G and 4999, assuming the termination caused by change in control occurred on December 31, 2006.

	Potential Payment Upon Termination or Change of Control(1)
						Involuntary
						Termination
	Change in	Voluntary				With or
	Control	Termination	Retirement	Death	Disability	Without Cause

Marian M. Durkin
Senior Vice President, General Counsel & Chief Compliance Officer
Compensation Components
Severance(2)	$1,338,668	$0	$0	$0	$0	$0
Intrinsic Value of Accelerated Equity(3)	$437,388	$0	$360,798	$360,798	$360,798	$0
Retirement Benefits(4)	$90,472	$0	$0	$0	$0	$0
Retiree Medical(5)	$0	$0	$0	$0	$0	$0
Health Benefits(6)	$41,467	$0	$0	$0	$0	$0
Death Benefit(7)	$0	$0	$0	$968,289	$0	$0
Supplemental Disability Benefit(8)	$0	$0	$0	$0	$1,225,367	$0
280-G Tax Gross-Up	718,904	$0	$0	$0	$0	$0

Total	$2,626,899	$0	$360,798	$1,329,087	$1,586,165	$0

(1)	All scenarios assume termination occurred on December 31, 2006.

(2)	Amount is equal to three times the highest base pay and bonus amounts for the prior three years.

(3)	Assumes full acceleration of restricted stock and prorated acceleration of performance shares (for 2005 and 2006) with termination after a change of control, prorated acceleration after death, disability, and retirement, and all forfeited in the event of voluntary or involuntary termination. Under death, disability, and retirement, achievement of performance goals were assumed to be 100%, although in actuality the participant must wait until the end of the performance period to receive his/her prorated amount using the actual performance for the entire measurement period.

(4)	The value of retirement benefits shown in the Termination Scenario Table are in addition to the value of benefits shown in the Pension Benefits Table. For change in control, three years of additional benefit service are included when calculating the SERP value, offset by the value of qualified pension plan benefits. Change in control additional benefits are payable immediately as a lump sum. For retirement, benefits are assumed payable as an annuity starting on December 31, 2006 using the SERP benefit multiplier and early retirement reductions applicable at that date.

(5)	Retiree medical benefits are generally available to all employees who meet age and service eligibility requirements.

(6)	For a change in control, Ms. Durkin would be credited with three years of continued health coverage.

(7)	The “death benefit” is explained in the CD&A under Company Self-Funded Death Benefit Plan. Amount shown is twice the annual base salary paid in a lump sum.

(8)	The supplemental disability benefit is 60% of base annual pay reduced by benefits available from the Avista Corp. Long-term Disability Plan, Workers Compensation (if applicable), and Social Security. Amount shown is the present value of the annual disability benefit payable to age 65. Present value was determined by using a discount rate of 6.15% and the RP2000 mortality table for males and females.

(9)	A “gross-up” is a contract provision that indicates the Company will pay the excise tax (and all associated taxes) resulting from payments received by the individual with respect to the change in control, such that the individual is left with the full, normally taxable amount of the benefit to which the individual is entitled. The excise tax amount is based on the Company’s best estimate of the individual’s liabilities under Internal Revenue Code Sections 280G and 4999, assuming the termination caused by change in control occurred on December 31, 2006.

	Potential Payment Upon Termination or Change of Control(1)
						Involuntary
						Termination
	Change in	Voluntary				With or
	Control	Termination	Retirement	Death	Disability	Without Cause

David J. Meyer
Vice President & Chief Counsel For Regulatory & Governmental Affairs
Compensation Components
Severance(2)	$698,851	$0	$0	$0	$0	$0
Intrinsic Value of Accelerated Equity(3)	$148,626	$0	$123,096	$123,096	$123,096	$0
Retirement Benefits(4)	$61,723	$0	$0	$0	$0	$0
Retiree Medical(5)	$0	$0	$0	$0	$0	$0
Health Benefits(6)	$27,645	$0	$0	$0	$0	$0
Death Benefit(7)	$0	$0	$0	$876,968	$0	$0
Supplemental Disability Benefit(8)	$0	$0	$0	$0	$383,692	$0
280-G Tax Gross-Up	$289,304	$0	$0	$0	$0	$0

Total	$1,226,149	$0	$123,096	$1,000,064	$506,788	$0

(1)	All scenarios assume termination occurred on December 31, 2006.

(2)	Amount is equal to two times the highest base pay and bonus amounts for the prior three years.

(3)	Assumes full acceleration of restricted stock and prorated acceleration of performance shares (for 2005 and 2006) with termination after a change of control, prorated acceleration after death, disability, and retirement, and all forfeited in the event of voluntary, or involuntary termination. Under death, disability, and retirement, achievement of performance goals were assumed to be 100%, although in actuality the participant must wait until the end of the performance period to receive his/her prorated amount using the actual performance for the entire measurement period.

(4)	The value of retirement benefits shown in the Termination Scenario Table are in addition to the value of benefits shown in the Pension Benefits Table. For change in control, two years of additional benefit service are included when calculating the SERP value, offset by the value of qualified pension plan benefits. Change in control additional benefits are payable immediately as a lump sum. For retirement, benefits are assumed payable as an annuity starting on December 31, 2006 using the SERP benefit multiplier and early retirement reductions applicable at that date.

(5)	Retiree medical benefits are generally available to all employees who meet age and service eligibility requirements.

(6)	For a change in control, Mr. Meyer would be credited with two years of continued health coverage.

(7)	The “death benefit” is explained in the CD&A under Company Self-Funded Death Benefit Plan. Amount shown is the present value of 25% of twice annual base salary paid annually over a ten-year certain period using a discount rate of 6.15%.

(8)	The supplemental disability benefit is 60% of base annual pay reduced by benefits available from the Avista Corp. Long-term Disability Plan, Workers Compensation (if applicable), and Social Security. Amount shown is the present value of the annual disability benefit payable to age 65. Present value was determined by using a discount rate of 6.15% and the RP2000 mortality table for males and females.

(9)	A “gross-up” is a contract provision that indicates the Company will pay the excise tax (and all associated taxes) resulting from payments received by the individual with respect to the change in control, such that the individual is left with the full, normally taxable amount of the benefit to which the individual is entitled. The excise tax amount is based on the Company’s best estimate of the individual’s liabilities under Internal Revenue Code Sections 280G and 4999, assuming the termination caused by change in control occurred on December 31, 2006.

Class Action Securities Litigation

On November 10, 2005, an amended class action complaint was filed in the United States District Court for the Eastern District of Washington against Avista Corp., Thomas M. Matthews, the former Chairman of the Board, President and Chief Executive Officer of Avista Corp., Gary G. Ely, the current Chairman of the Board and Chief Executive Officer of Avista Corp., and Jon E. Eliassen, the former Senior Vice President and Chief Financial Officer of Avista Corp. Several class action complaints were originally filed in September through November 2002 in the same court against the same parties. In February 2003, the court issued an order, which consolidated the complaints and in August 2003, the plaintiffs filed a consolidated amended class action complaint. On June 13, 2005, the Company filed a motion for reconsideration of its earlier motion to dismiss this complaint, based, in part, on a recent United States Supreme Court decision with respect to the pleading requirements surrounding a sufficient showing of loss causation. On October 19, 2005, the Court granted the Company’s motion to dismiss this complaint. The order to dismiss was issued without prejudice, which allowed the plaintiffs to amend their complaint. The amended complaint filed on November 10, 2005 alleges damages due to the decrease in the total market value of the Company’s common stock during the class period, alleged to be approximately $2.6 billion. These alleged losses stemmed from alleged violations of federal securities laws through alleged misstatements and omissions of material facts with respect to the Company’s energy trading practices in western power markets. The plaintiffs assert that alleged misstatements and omissions regarding these matters were made in the Company’s filings with the Securities and Exchange Commission and other information made publicly available by the Company, including press releases. The class action complaint asserts claims on behalf of all persons who purchased, converted, exchanged, or otherwise acquired the Company’s common stock during the period between November 23, 1999 and August 13, 2002. On January 6, 2006, the Company filed a motion to dismiss the November 10, 2005 complaint, asserting deficiencies in the amended complaint, including that the plaintiffs failed to adequately allege loss causation. On June 2, 2006, the U.S. District Court entered an order denying the Company’s motion to dismiss the complaint. The U.S. District Court’s order denying the Company’s motion to dismiss is not a decision on the merits of the lawsuit. On September 16, 2006, the plaintiffs filed a motion for class certification. On February 13, 2007, the plaintiffs’ motion for class certification was heard before the court. Also, pending before the court is defendants’ motion for summary judgment seeking to dismiss plaintiffs’ claims on the ground that they are barred by the applicable statute of limitations. The matter is expected to proceed in the normal course of litigation and a trial date is currently scheduled for November 13, 2007. Because the resolution of this lawsuit remains uncertain, legal counsel cannot express an opinion on the extent, if any, of the Company’s liability. However, based on information currently known to the Company’s management, the Company does not expect that this lawsuit will have a material adverse effect on its financial condition, results of operations, or cash flows.

PROPOSAL 2

AMENDMENT OF RESTATED ARTICLES OF INCORPORATION AND
BYLAWS TO PROVIDE FOR THE ANNUAL ELECTION OF DIRECTORS

Existing Provisions

Under Article FIFTH of the Restated Articles of Incorporation, as amended (the Articles), the Board is divided into three classes. Directors are elected for a term of three years and directors of one class (whose terms are then expiring) are elected at each Annual Meeting of Shareholders. The Bylaws contain a similar provision.

Article FIFTH of the Articles further provides that any vacancy occurring in the Board may be filled by the remaining directors, and any director filling a vacancy serves for the unexpired term of his/her predecessor. Any directorship to be filled by reason of an increase in the number of directors may be filled by the Board for a term continuing only until the next election of directors by shareholders. Directors may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least a majority of the outstanding shares of common stock.

The foregoing provisions are subject to provisions regarding the election of directors by holders of the preferred stock under certain limited circumstances involving a failure to pay dividends.

The Articles and Bylaws require an affirmative vote of the holders of at least 80% of the outstanding shares of common stock to alter, amend, or repeal Article FIFTH of the Articles and similar provisions contained in the Bylaws.

History of Existing Provisions

The Articles were amended in 1987 to provide for, among other things, classification of the Board following approval by the holders of the Company’s common stock at the 1987 Annual Meeting of Shareholders. The considerations for and against such classification, as discussed in management’s 1987 proxy statement, are summarized below.

Considerations Favoring a Classified Board

•	Classification of the Board tends to foster continuity and stability of management and business policies.

•	Classification makes it more difficult and time-consuming to change majority control of the Board which reduces the vulnerability of the Company to an unsolicited takeover proposal. Thus, classification may encourage persons attempting certain types of transactions that involve an actual or threatened change of control of the Company to first seek to negotiate with the Company and may discourage pursuit of such transactions on a non-negotiated basis.

Considerations Against a Classified Board

•	Classification of the Board could make more difficult or discourage the removal of incumbent directors, through a proxy contest or otherwise, and the assumption of control by a holder of a substantial block of the Company’s common stock, and could thus have the effect of entrenching incumbent management.

•	Classification could have the effect of discouraging a third party from making a tender offer or otherwise attempting to obtain control of the Company, even though such an attempt might be beneficial to the Company and its shareholders.

In 1987, the Board concluded that the advantages of classification of the Board (together with other provisions considered at that time) outweighed the disadvantages. Accordingly, the Board recommended that the shareholders approve the classified Board (together with such other provisions), and the shareholders voted to approve the same at the 1987 Annual Meeting of Shareholders.

Proposal to Declassify Board of Directors

The considerations for and against a classified board are, in all material respects, the same in 2007 as they were in 1987. However, the Board is aware that the two decades since 1987 have seen increased focus on corporate governance in general and that some institutional investors and commentators have become increasingly vocal in their objections to board classification, claiming that classification tends to reduce the accountability of directors since they are elected only once every three years.

Accordingly, the Board has concluded that the shareholders at large should be afforded the opportunity to decide whether or not the Board should be classified by voting on the proposed amendment, after weighing the considerations for and against classification. However, the Board has also determined that it should make no recommendation as to the proposed amendment in order to avoid any implication that the Board is acting otherwise than in the best interests of the Company. The Board believes that the considerations for and against classification can be readily evaluated by the shareholders without any recommendation by the Board.

The text of Article FIFTH of the Articles, as it would be amended if the proposal were adopted, is set forth as Exhibit C to this Proxy Statement. Section 2 of Article III of the Bylaws would also be amended to reflect the proposed amendment to Article FIFTH of the Articles.

Proposed Holding Company

At the Company’s Annual Meeting of Shareholders held on May 11, 2006, the holders of the Company’s common stock approved a proposal to form a holding company by means of a statutory share exchange (the Share Exchange), as contemplated in the plan of Share Exchange, dated February 13, 2006 (the plan of Exchange”), between Avista and AVA Formation Corp. (AVA), a wholly-owned subsidiary of Avista. After the receipt of all required regulatory approvals and the satisfaction or waiver of other specified conditions, the Share Exchange would be effected whereby each outstanding share of Avista common stock would be deemed to have been exchanged for one share of AVA common stock, with the result that:

•	Holders of Avista common stock would become holders of AVA common stock and

•	Avista would become a wholly-owned subsidiary of AVA.

See note 26 of the Company’s audited financial statements for the year ended December 31, 2006 included in the Company’s Form 10-K filed with the SEC on February 27, 2007.

Section 4.2  of the Amended and Restated Articles of Incorporation of AVA, as to be in effect immediately after the effective time of the Share Exchange (the AVA Articles), provides for a classified board of directors, and, at the effective time of the Share Exchange, the AVA Board will have the same members (who will be in the same classes) as the Avista Board.

The Board assumes that, if the shareholders of Avista desire to phase out the classification of the Avista Board, they would also desire to phase out the classification of the AVA Board. Therefore, approval of the proposal to amend Article FIFTH of Avista’s Articles will, without further act, constitute approval of the revision of Section 4.2 of the AVA Articles to provide for an AVA Board with the same structure as the Avista Board as of the effective time of the Share Exchange and, thereafter, the phasing out of the classification of the AVA Board on the same schedule the classification of the Avista Board is being phased out pursuant to the amendment to Article FIFTH of Avista’s Articles.

The Board makes no recommendation either “FOR” or “AGAINST” the proposal to amend Avista’s Revised Articles of Incorporation and Bylaws to provide for the annual election of directors.

PROPOSAL 3

RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The Board has appointed Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, Deloitte), as the Company’s independent registered public accounting firm for continuing audit work in 2007. The Board has determined that it would be desirable to request that the shareholders ratify such appointment. Deloitte has conducted consolidated annual audits of the Company for many years, and is one of the world’s largest firms of certified public accountants. A representative of Deloitte is expected to attend the Annual Meeting with the opportunity to make a statement if he/she desires to do so, and is expected to be available to respond to appropriate questions.

Shareholder approval is not required for the appointment of Deloitte. However, the appointment is being submitted to shareholders for ratification. Should the shareholders fail to ratify the appointment of Deloitte, such failure (1) would have no effect on the validity of such appointment for 2007 (given the difficulty and expense of changing the independent registered public accounting firm mid-way through a fiscal year) and (2) would be a factor to be taken into account, together with other relevant factors, by the Audit Committee and by the full Board in the selection and appointment of the independent registered public accounting firm for 2008 (but would not necessarily be the determining factor).

The Board recommends a vote “FOR” the proposal to ratify the selection of Deloitte & Touche LLP as the independent registered public accounting firm to audit the books, records, and accounts of the Company for the year 2007.

Auditors Fees

Aggregate fees billed to the Company for the years ended December 31, 2006 and 2005 by Deloitte were as follows:

	2006	2005

Audit Fees(a)	$1,673,772	$1,505,815
Audit-Related Fees(b)	$118,600	$133,291
Tax Fees(c)	$128,124	$57,366
All Other Fees(d)	$3,000	$3,000

Total	$1,923,496	$1,699,472

(a)	Fees for audit services billed in 2006 and 2005 consisted of:

•	Audit of the Company’s annual consolidated financial statements.

•	Reviews of the Company’s quarterly reports on Form 10-Q.

•	Comfort letters, agreed-upon procedures, statutory and regulatory audits, consents, and other services related to SEC matters.

•	Consultation on accounting standards.

(b)	Fees for audit-related services billed in 2006 and 2005 consisted primarily of separate audits of affiliated entities.

(c)	Fees for tax services billed in 2006 and 2005 consisted of licensing of tax preparation software (2005 only) and income tax planning and advice.

(d)	All Other fees for 2006 and 2005 consisted of licensing of accounting literature research databases.

In considering the nature of the services provided by Deloitte, the Audit Committee determined that such services are compatible with the provision of independent audit services. The Audit Committee discussed these services with Deloitte and Company management to determine that they are permitted under the Sarbanes-Oxley Act and under the rules and regulations concerning auditor independence promulgated by the SEC, the Public Company Accounting Oversight Board (PCAOB), and the American Institute of Certified Public Accountants.

Under the Sarbanes-Oxley Act, the Audit Committee is responsible for the appointment, compensation, and oversight of the work of the Company’s independent registered public accounting firm. As part of this responsibility, the Audit Committee is required to pre-approve the audit and permissible non-audit services to be performed. The Audit Committee has adopted what it terms its Audit and Non-Audit Services Pre-Approval Policy (the “Policy”), which sets forth the procedures and conditions pursuant to which services proposed to be performed by the Company’s independent registered public accounting firm may be pre-approved. All services provided by Deloitte in 2006 and 2005 were pre-approved in accordance with the Policy adopted by the Audit Committee.

The SEC’s rules establish two alternatives for pre-approving services provided by the independent registered public accounting firm. Engagements for proposed services may either be specifically pre-approved by the Audit Committee (“specific pre-approval”) or entered into pursuant to detailed pre-approval policies and procedures established by the Audit Committee, as long as in the latter circumstance the Audit Committee is informed on a timely basis of any engagement entered into on such basis (“general pre-approval”). The Audit Committee combined these two approaches in its Policy after concluding that doing so will result in an effective and efficient procedure to pre-approve services to be performed by the Company’s independent registered public accounting firm.

As set forth in this Policy, except for those categories of services where the Policy requires specific pre-approval, engagements may be entered into pursuant to general pre-approvals established by the Audit Committee. The Audit Committee will periodically review and generally pre-approve the categories of services that may, as contemplated by this Policy, be provided by the Company’s independent registered public accounting firm without obtaining specific pre-approval from the Audit Committee, and will establish budgeted amounts for such categories. The Audit Committee may add or subtract to the list of general pre-approved services from time-to-time, based on subsequent determinations by the Audit Committee. Any general pre-approval will be set forth in writing and included in the Audit Committee minutes. Unless an engagement of the independent auditor to provide a particular service is entered into pursuant to and in accordance with the Audit Committee’s general pre-approval then in effect, the engagement will require specific pre-approval by the Audit Committee.

Proposed services exceeding pre-approved cost levels or budget amounts previously established by the Audit Committee will also require specific pre-approval by the Audit Committee.

The Audit Committee intends to pre-approve services, whether specifically or pursuant to general pre-approvals, only if the provision of such services is consistent with SEC and PCAOB rules on auditor independence and all other applicable laws and regulations. In rendering specific or general pre-approvals, the Audit Committee will consider whether the independent registered public accounting firm’s provision of specific services, or categories of services, would be inconsistent with the independence of the auditor.

SECURITY OWNERSHIP OF MANAGEMENT AND OTHERS

The following table shows the number of shares of common stock of the Company held beneficially, as of March 1, 2007, by the directors, the nominees for director, each of the executive officers named in the Summary Compensation Table, and directors and executive officers as a group. No director or executive officer owns any of the Company’s preferred stock. Directors and executive officers as a group do not own in excess of 1% of the outstanding common stock of the Company. No director or executive officer owns, nor do the directors and executive officers as a group own, in excess of 1% of the stock of any indirect subsidiaries of the Company. None of the directors or NEOs has pledged Company common stock as security.

				Exercisable Stock
Name	Direct	Indirect		Options(1)	Total

Erik J. Anderson	10,475			9,000	19,475
Kristianne Blake(2)	8,027			12,000	20,027
Marian M. Durkin	673				673
Roy Lewis Eiguren	8,178	830			9,008
Gary G. Ely(3)	124,924	42,151	(4)	401,250	568,325
Jack W. Gustavel	15,158				15,158
John F. Kelly	13,512			15,000	28,512
Malyn K. Malquist(5)	23,022	10,662	(6)	76,250	109,934
David J. Meyer(7)	34,983	15,290	(8)	137,750	188,023
Scott L. Morris	31,203	8,230	(4)	94,750	134,183
Michael L. Noël		8,407			8,407
Lura J. Powell	8,782			3,000	11,782
Heidi B. Stanley	1,738	8,732	(10)		10,470
R. John Taylor(11)	20,077	5,024	(12)	15,000	40,101
All directors and executive officers as a group, including those listed above — 22 individuals	348,072	150,569		1,006,575	1,505,216

(1)	All stock options held by directors and executive officers are exercisable within 60 days.

(2)	In addition to the shares beneficially owned and reflected in this table, Mrs. Blake will also receive at a later date 2,519 shares of Avista common stock for which she has deferred receipt, in accordance with the provisions of the Company’s former Non-Employee Director Stock Plan.

(3)	In addition to the shares beneficially owned and reflected in this table, Mr. Ely has purchased 40,819 shares of Avista common stock through the Company’s Executive Deferred Compensation Plan.

(4)	Shares held in the Company’s 401(k) plan.

(5)	In addition to the shares beneficially owned and reflected in this table, Mr. Malquist has purchased 9,352 shares of Avista common stock through the Company’s Executive Deferred Compensation Plan.

(6)	Includes 2,662 shares held in the Company’s 401(k) plan and 8,000 shares held in a Family Trust Account.

(7)	In addition to the shares beneficially owned and reflected in this table, Mr. Meyer purchased 7,441 shares of Avista common stock through the Company’s Executive Deferred Compensation Plan.

(8)	Includes 9,547 shares held in the Company’s 401(k) plan and 5,743 shares held in an IRA Account.

(9)	Shares held in a Family Trust Account.

(10)	Shares held by Ms. Stanley’s spouse in a profit-sharing plan not administered by the Company.

(11)	In addition to the shares beneficially owned and reflected in this table, Mr. Taylor will also receive at a later date 5,496 shares of Avista common stock for which he has deferred receipt, in accordance with the provisions of the Company’s former Non-Employee Director Stock Plan.

(12)	Includes 4,000 shares held in an employee benefit plan not administered by the Company for which Mr. Taylor shares voting and investment power and 1,024 shares held by Mr. Taylor as custodian for his children.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16 of the Exchange Act requires that executive officers, directors and holders of more than 10% of the common stock file reports of their trading in Company equity securities with the SEC. Based solely on a review of Forms 3, 4 and 5 furnished to the Company during 2006, the Company believes that all Section 16 filing requirements applicable to the Company’s reporting persons were completed in a timely manner and reported to the SEC in accordance with the rules, with the exception of Mr. Morris and Mr. Malquist who inadvertently failed to report performance share grants made to them on May 12, 2006 in a timely manner. Mr. Morris and Mr. Malquist’s transactions were subsequently reported on Form 4 and filed with the SEC on May 17, 2006 in accordance with the rules.

OTHER SECURITY OWNERSHIP

As of March 1, 2007, Barclays Global Investors owned 2,613,973 shares, or 5.03%, of the outstanding common stock. Barclays Global Investors, 45 Fremont Street, San Francisco, California has sole voting power as to 2,412,700 shares and sole dispositive power as to all 2,613,973 shares.

As of March 1, 2007, Lord, Abbett & Co. LLC owned 4,715,260 shares, or 9.07%, of the outstanding common stock. Lord, Abbett (90 Hudson Street, Jersey City, NJ 07302), has sole voting power as to 4,422,160 shares and sole dispositive power as to all 4,715,260 shares.

ANNUAL REPORT AND FINANCIAL STATEMENTS

A copy of Avista’s 2006 Annual Report to Shareholders, which contains Avista’s audited financial statements, accompanies this proxy statement.

OTHER BUSINESS

The Board does not intend to present any business at the meeting other than as set forth in the accompanying Notice of Annual Meeting of Shareholders, and has no present knowledge that others intend to present business at the meeting. If, however, other matters requiring the vote of the shareholders properly come before the meeting or any adjournment(s) thereof, the individuals named in the proxy card will have discretionary authority to vote the proxies held by them in accordance with their judgment as to such matters.

2008 ANNUAL MEETING OF SHAREHOLDERS

The 2008 Annual Meeting of Shareholders is tentatively scheduled for Thursday, May 8, 2008, in Spokane, Washington. (This date and location are subject to change.) Matters to be brought before that meeting by shareholders are subject to the following rules of the SEC.

Proposals to be Included in Management’s Proxy Materials

Shareholder proposals to be included in management’s proxy soliciting materials must generally comply with SEC rules and must be received by the Company on or before December 3, 2007.

Other Proposals

Proxies solicited by the Board will confer discretionary authority to vote on any matter brought before the meeting by a shareholder (and not included in management’s proxy materials) if the shareholder does not give the Company notice of the matter on or before February 14, 2008. In addition, even if the shareholder does give the Company notice on or before February 14, 2008, management’s proxies generally will have discretionary authority to vote on the matter if its proxy materials include advice on the nature of the matter and how the proxies intend to exercise their discretion to vote on the matter.

Shareholders should direct any such proposals and notices to the Corporate Secretary of the Company at 1411 East Mission Avenue, P.O. Box 3727 (MSC-10), Spokane, Washington 99220.

EXPENSE OF SOLICITATION

The expense of soliciting proxies will be borne by the Company. Proxies will be solicited by the Company primarily by mail, but may also be solicited personally and by telephone at nominal expense to the Company by directors, officers, and regular employees of the Company. In addition, the Company has engaged Georgeson Shareholder at a cost of $6,000, plus out-of-pocket expenses, to solicit proxies in the same manner. The Company will also request banks, brokerage houses, custodians, nominees, and other record holders of the Company’s common stock to forward copies of the proxy soliciting material and the Company’s 2006 Annual Report to Shareholders to the beneficial owners of such stock, and the Company will reimburse such record holders for their expenses in connection therewith.

By Order of the Board,

Karen S. Feltes
Senior Vice President & Corporate Secretary

Spokane, Washington
March 30, 2007

Exhibit A

AVISTA CORPORATION

CATEGORICAL STANDARDS FOR INDEPENDENCE OF DIRECTORS

It is the policy of the Board that a majority of the directors will be independent from management and that the Board of Directors will not engage in transactions that would conflict with Avista Corp.’s business. The Board will affirmatively determine whether the directors have no material relationship with Avista Corp. or its subsidiaries either directly or as a shareholder, director, officer, or employee of an organization that has a relationship with Avista Corp. or its subsidiaries.

Independence determinations will be made on an annual basis at the time the Board of Directors approves director nominees for inclusion in the annual proxy statement and, if a director joins the Board between annual meetings, at such time. The Board’s determination of each director’s independence will be disclosed annually in the Avista Corp. proxy statement.

Pursuant to the New York Stock Exchange (“NYSE”) Listing Standards, a director is not deemed to be “independent” if he or she:

•	is, or within the past three years has been, employed by Avista Corp. or has an immediate family member who is, or within the past three years has been, an executive officer of Avista Corp.

•	received, or has an immediate family member who received, during any 12-month period within the last three years, more than $100,000 in direct compensation from Avista Corp., other than director or committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

•	(i) is a partner or employee of Avista Corp.’s independent auditor, (ii) has an immediate family member who is a partner of Avista Corp.’s independent auditor or an employee that participates in such firm’s audit, assurance or tax compliance practice or (iii) was, or has an immediate family member that was, within the past three years, a partner or employee of Avista Corp.’s independent auditor and personally worked on Avista Corp.’s audit.

•	is, or has an immediate family member who is, or in the past three years has been, employed as an executive officer of another company in which an executive officer of Avista Corp. at the same time serves or served on that company’s compensation committee.

•	is an employee, or has an immediate family member who is an executive officer, of a company (excluding charitable organizations) that has made payments to, or received payments from, Avista Corp. for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues.

Material relationships can include, but are not limited to commercial, industrial, banking, consulting, legal, accounting, charitable, and family relationships. To assist in the determination of whether a director’s relationship with Avista or any of its subsidiaries, or the relationship of the company employing the director has with Avista or any of its subsidiaries is “material,” the Board of Directors has adopted the following categorical standards for relationships which are deemed not to impair a director’s independence:

a. Personal Relationships.  The following relationships are not considered material relationships that would impair a director’s independence:

i. The director or immediate family member resides within a service area of, and is provided with utility service by Avista Corp., and utility service is provided in the ordinary course of Avista Corp.’s business at rates or charges fixed in conformity with law or governmental authority.

ii. The director or immediate family member holds (including holdings by an entity with which the director or an immediate family member is affiliated as a director, officer, employee, or otherwise)

securities issued publicly by Avista Corp. or its subsidiaries, provided the director or immediate family member receives no extra benefit not shared on a pro rata basis.

b. Business Relationships.  All payments between Avista Corp. and an entity that is affiliated with a director or an immediate family member for goods or services, or other contractual arrangements, must be made in the ordinary course of business and on substantially the same terms as those prevailing at the time for comparable transactions with non-affiliated persons. The following relationships will not be considered to be material relationships that would impair a director’s independence:

i. The entity affiliated with the director or immediate family member resides within a service area of, and is provided with utility service by Avista Corp., and utility service is provided in the ordinary course of Avista Corp.’s business at rates or charges fixed in conformity with law or governmental authority.

ii. Payments made by Avista Corp. to an entity with which the director or an immediate family member of the director is (or was within the preceding three years) affiliated as a director, employee or otherwise of such company or payments received by Avista Corp. from such entity, for property or services, if the total amount of the payments made or received in each of the entity’s preceding three fiscal years does not exceed the greater of $1 million or two percent (2%) of the total gross revenues of such company in the applicable fiscal year, and the director and any immediate family members do not (and did not in the preceding three fiscal years) directly or indirectly own, in the aggregate, more than 10% of the entity.

iii. If a director is a partner in or of counsel to a law firm, the director (or an immediate family member) does not personally perform any legal services for Avista Corp., and the fees paid to the firm by Avista Corp. during each of the current fiscal year and each of such firm’s three preceding fiscal years do not exceed the greater of $200,000 or two percent (2%) of either such firm’s gross annual revenues or the Company’s gross annual revenues.

c. Banking Relationships.  A director will not fail to be independent from management solely as a result of lending relationships, deposit relationships or other banking relationships (including, without limitation, trust department, investment and insurance relationships) between Avista Corp., on the one hand, and the director (or an immediate family member) or an entity with which the director (or an immediate family member) is affiliated, on the other hand, provided that:

i. such relationships are in the ordinary course of business of Avista Corp. and are on substantially the same terms as those prevailing at the time for comparable transactions with non-affiliated parties,

ii. the amount of indebtedness does not exceed three percent (3%) of the affiliated company’s assets in any of the last three fiscal years, and

iii. such banking relationship does not involve the payment of interest and other fees that exceed any of the threshold amounts specified in Section b. iii. above.

d. Relationships with Not-for-Profit Entities.  A director’s independence will not be considered impaired solely for the reason that the director or an immediate family member is an officer, director or trustee of a foundation, university or other not-for-profit organization that receives from Avista Corp. during the current fiscal year or any of the prior three fiscal years, contributions in an amount not exceeding the greater of $200,000 or two percent (2%) of the not-for-profit organization’s aggregate annual charitable receipts during the entity’s fiscal year.

e. Other Relationships.  For relationships not covered above, the determination of whether the relationship is material or not, and therefore whether a director would be independent or not, shall be made in good faith by the directors the Board has determined are independent.

In addition to the requirement that the Board satisfy the independence standards discussed above, members of the Audit Committee must also satisfy additional independence requirements. Specifically, Audit Committee members may not directly or indirectly receive any consulting, advisory or other compensatory fee from Avista Corp. other than their director’s compensation.

For purposes of these standards, Avista Corp. shall include its direct and indirect consolidated subsidiaries, and “immediate family member” of a director shall include (1) the director’s spouse, parents, children and siblings, whether by blood, marriage or adoption (including the director’s mothers and fathers-in-law, sons and daughters-in-law and brothers and sisters-in-law) and anyone who shares or resides in the director’s home and (2) anyone else included in the definitions of “immediate family member” (as defined in the NYSE’s independence rules), as may be amended from time to time. A person will be considered to be “affiliated” with an entity if the person, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such entity.

Exhibit B

AVISTA CORPORATION

STATEMENT OF POLICY WITH RESPECT TO RELATED PARTY TRANSACTIONS

A.	Introduction.

The Board of Directors recognizes that related party transactions present a heightened risk of conflicts of interest and/or improper valuation (or the perception thereof) and, therefore, has adopted this policy, which shall be followed in connection with all related party transactions involving the Company.

Under this policy, any “Related Party Transaction” shall be consummated or shall continue only if:

1. the Governance Committee shall approve or ratify such transaction in accordance with the guidelines set forth in the policy, provided the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party;

2. the transaction is approved by the disinterested members of the Board of Directors; or

3. the transaction involves compensation approved by the Company’s Compensation and Organization Committee.

For these purposes, a “Related Party” is:

1. a senior officer (which shall include at a minimum each executive vice president and Section 16 officer) or director of the Company

2. a shareholder owning in excess of five percent of the Company (or its controlled affiliates)

3. a person who is an immediate family member of a senior officer or director

4. an entity which is owned or controlled by someone listed in 1, 2, or 3 above, or an entity in which someone listed in 1, 2, or 3 above has a substantial ownership interest or control of such entity.

For these purposes, a “Related Party Transaction” is a transaction between the Company and any Related Party (including any transactions requiring disclosure under Item 404 of Regulation S-K under the Securities Exchange Act of 1934), other than:

1. transactions available to all employees generally

2. transactions involving less than $5,000 when aggregated with all similar transactions.

B.	Governance Committee Approval

The Board of Directors has determined that the Governance Committee of the Board is best suited to review and approve Related Party Transactions. Accordingly, at each calendar year’s first regularly scheduled Governance Committee meeting, management shall recommend Related Party Transactions to be entered into by the Company for that calendar year, including the proposed aggregate value of such transactions if applicable. After review, the Committee shall approve or disapprove such transactions and at each subsequently scheduled meeting, management shall update the Committee as to any material change to those proposed transactions.

In the event management recommends any further Related Party Transactions subsequent to the first calendar year meeting, such transactions may be presented to the Committee for approval or preliminary entered into by management subject to ratification by the Committee; provided that if ratification shall not be forthcoming, management shall make all reasonable efforts to cancel or annul such transaction.

C.	Corporate Opportunity

The Board recognizes that situations exist where a significant opportunity may be presented to management or a member of the Board of Directors that may equally be available to the Company, either directly or via referral.

B-1

Before such opportunity may be consummated by a Related Party (other than an otherwise unaffiliated 5% shareholder), such opportunity shall be presented to the Board of Directors of the Company for consideration.

D.	Disclosure

All Related Party Transactions are to be disclosed in the Company’s applicable filings as required by the Securities Act of 1933 and the Securities Exchange Act of 1934 and related rules. Furthermore, all Related Party Transactions shall be disclosed to the Governance Committee of the Board and any material Related Party Transaction shall be disclosed to the full Board of Directors.

E.	Other Agreements

Management shall assure that all Related Party Transactions are approved in accordance with any requirements of the Company’s financing agreements.

B-2

Exhibit C

AVISTA CORPORATION

PROPOSED AMENDMENT AND RESTATEMENT OF
ARTICLE FIFTH OF RESTATED ARTICLES OF INCORPORATION, AS AMENDED

FIFTH:  The number of Directors of the Corporation shall be such number, not to exceed eleven (11), as shall be specified from time to time by the Board of Directors in the Bylaws; provided, however, that if the right to elect a majority of the Board of Directors shall have accrued to the holders of the Preferred Stock as provided in paragraph (1) of subdivision (j) of Article THIRD, then, during such period as such holders shall have such right, the number of Directors may exceed eleven (11). Commencing with the 2008 Annual Meeting of Shareholders, Directors shall be elected at each Annual Meeting of Shareholders for a term which shall expire at the next Annual Meeting of Shareholders; provided, however, that each Director elected prior to the 2008 Annual Meeting of Shareholders for a term that is to expire after the 2008 Annual Meeting of Shareholders shall serve the entire term for which he or she was elected. Directors elected by the holders of the Preferred Stock in accordance with paragraph (1) of subdivision (j) of Article THIRD shall be elected for a term that shall expire not later than the next Annual Meeting of Shareholders. All Directors shall hold office until the expiration of their respective terms of office and until their successors shall have been elected and qualified.

Subject to the provisions of paragraph (1) of subdivision (j) of Article THIRD, (a) any vacancy occurring in the Board of Directors may be filled by the affirmative vote of a majority of the remaining Directors though less than a quorum of the Board of Directors and any Director so elected to fill a vacancy shall be elected for the unexpired term of his/her predecessor in office and (b) any directorship to be filled by reason of an increase in the number of Directors may be filled by the Board of Directors for a term of office continuing only until the next election of Directors by the shareholders.

No decrease in the number of Directors constituting the Board of Directors shall shorten the term of any incumbent Director.

Subject to the provisions of paragraph (1) of subdivision (j) of Article THIRD and the provisions of the next preceding paragraph of this Article FIFTH, any Director may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least a majority of the voting power of all of the shares of capital stock of the Corporation entitled generally to vote in the election of Directors (such stock being hereinafter in these Articles of Incorporation called “Voting Stock”), voting together as a single class, at a meeting of shareholders called expressly for that purpose; provided, however, that if less than the entire Board of Directors is to be removed, no one of the Directors may be removed if the votes cast against the removal of such Director would be sufficient to elect such Director if then cumulatively voted at an election of Directors.

Notwithstanding anything contained in these Articles of Incorporation to the contrary, the provisions of this Article FIFTH shall not be altered, amended or repealed, and no provision inconsistent therewith shall be included in these Articles of Incorporation or the Bylaws of the Corporation, without the affirmative vote of the holders of at least eighty percent (80%) of the voting power of all of the shares of the Voting Stock, voting together as a single class.

C-1

YOUR VOTE IS IMPORTANT VOTE BY INTERNET / TELEPHONE 24 HOURS A DAY, 7 DAYS A WEEK

INTERNET
https://www.proxypush.com/ava

•	Go to the website address listed above.

•	Have your proxy card ready.

•	Follow the simple instructions that appear on your computer screen.

OR
TELEPHONE
1-866-229-2195
•	Use any touch-tone telephone.

•	Have your proxy card ready.

•	Follow the simple recorded instructions.

OR
MAIL
•	Mark, sign and date your proxy card.

•	Detach your proxy card.

•	Return your proxy card in the postage-paid envelope provided.

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned the proxy card. If you have submitted your proxy by telephone or the Internet, there is no need for you to mail back your proxy.

ELECTRONIC DELIVERY OF SHAREHOLDER MATERIALS
Reduce paper mailed to your home and help lower Avista’s printing and mailing costs. We are pleased to offer our shareholders the benefits and convenience of viewing proxy statements, proxy cards and annual reports on-line. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder materials electronically in future years. You may also enroll at anytime by visiting https://www.proxyconsent.com/ava and follow the instructions provided.

          1-866-229-2195
          CALL TOLL-FREE TO VOTE
▼ DETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY TELEPHONE OR INTERNET ▼

Please sign, date and return this proxy in the enclosed postage prepaid envelope.	☒ Votes MUST be indicated (x) in Black or Blue ink.

1. Election of Directors

FOR all nominees listed below	☐	WITHHOLD AUTHORITY to vote for all nominees listed below	☐	*EXCEPTIONS	☐

Nominees:	01 - Eric J. Anderson, 02 - Kristianne Blake, 03 - Jack W. Gustavel, 04 - Michael L. Noël, 05 - Scott L. Morris
(INSTRUCTIONS: To withhold authority to vote for any nominee, mark the “Exceptions” box and write that nominee’s name in the space provided below.)

*Exceptions

In their discretion, the Proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournments thereof.

		FOR	AGAINST	ABSTAIN

2.	Amendment of the Company’s Restated Articles of Incorporation and Bylaws to provide for annual election of the Board of Directors.	☐	☐	☐

3.	Ratification of the appointment of the firm of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for 2007.	☐	☐	☐

To change your address, please mark this box.	☐

     S C A N L I N E
The signature on this Proxy should correspond exactly with the shareholder’s name as printed to the left. In the case of joint tenants, co-executors, or co-trustees, both should sign. Persons signing as attorney, executor, administrator, trustee or guardian, should give their full title.

Date	Share Owner sign here	Co-Owner sign here

AVISTA CORPORATION
PROXY/VOTING INSTRUCTION CARD
This proxy is solicited on behalf of the Board of Directors of Avista Corporation for the Annual Meeting of Shareholders on Thursday, May 10, 2007.
     The undersigned appoints G.G. Ely and K.S. Feltes, and each of them, with full power of substitution, the proxies of the undersigned, to represent the undersigned and vote all shares of Avista Corporation Common Stock which the undersigned may be entitled to vote at the Annual Meeting of Shareholders to be held on May 10, 2007, and at any adjournments thereof, as indicated on the reverse side.
     If the undersigned is a participant in the Avista Investment and Employee Stock Ownership Plan, this card directs The Vanguard Group as the Plan Administrator, to authorize The Bank of New York as the Proxy Agent, to vote, as designated on the reverse, all of the shares of Avista Common Stock held of record in the undersigned’s Plan account.
     If you are a participant in the Avista Investment and Employee Stock Ownership Plan, this proxy covers all shares for which the undersigned has the right to give voting instructions to Vanguard Fiduciary Company, Trustee of Avista Investment and Employee Stock Ownership Plan. This proxy, when properly executed, will be voted as directed. If no direction is given to the Trustee by 12:00 midnight on May 4, 2007, the Plan’s Trustee will vote your shares held in the Plan in the same proportion as votes received from other participants in the Plan.
     This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is given, this proxy will be voted “FOR” Items 1 and 3, and will be voted “ABSTAIN” for Item 2.
The Board of Directors recommends a vote “FOR” Items 1 and 3. The Board of Directors makes no recommendation either “FOR” or “AGAINST” Item 2.

Comments or change of address

(If you have written in the above space, please mark the corresponding box on the reverse side of this card.)
(Continued, and to be dated and signed on the reverse side.)

AVISTA CORPORATION
P.O. BOX 11235
NEW YORK, NY 10203-0235

To include any comments, please mark this box.	☐